As filed with the Securities and Exchange Commission on December 27, 2004

                                           Registration Statement No. 333-119755

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                                -----------------

                        WIRELESS FRONTIER INTERNET, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                             7374                              76-0402866
 (State or Other Jurisdiction of     (Primary Standard Industrial               (I.R.S. Employer
  Incorporation or Organization)      Classification Code Number)             Identification Number)

                               104 West Callaghan
                           Fort Stockton, Texas 79735
                                 (432) 336-0336
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                -----------------

                                ALEX J. GONZALEZ
                             Chief Executive Officer
                               104 West Callaghan
                           Fort Stockton, Texas 79735
                                 (432) 336-0336
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                -----------------

                                   Copies to:

                            ERNEST S. WECHSLER, ESQ.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022
                            Telephone: (212) 715-9100
                            Telecopy: (212) 715-8000

      Approximate date of commencement of proposed sale to public: At such time or times as may be determined by the selling stockholders after this registration statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to Completion, dated December 27, 2004

                        WIRELESS FRONTIER INTERNET, INC.

                                42,785,382 SHARES

                                       OF

                                  COMMON STOCK

                                -----------------

      The shares of common stock of Wireless Frontier Internet, Inc. covered by this prospectus are being offered and sold by certain selling stockholders listed in this prospectus.

      Certain of the selling stockholders currently hold 21,763,890 shares of our common stock and have the right to acquire up to an additional 14,146,492 shares of our common stock upon the exercise of warrants. We issued these shares of common stock and warrants in a private placement transaction in July through September 2004.

      We are also registering for resale 6,575,000 shares of our common stock issuable upon the exercise of warrants held by certain other selling stockholders. We issued these warrants in a private placement transaction in March 2004.

      In addition, we are registering 300,000 shares of our common stock for resale owned by a selling stockholder.

      We will receive no proceeds from the sale of any shares of our common stock by the selling stockholders. We will, however, receive proceeds from the selling stockholders' exercise of the warrants. The warrants that we issued in March 2004 are exercisable at $0.05 per share, and the warrants that we issued in July through September 2004 are exercisable at $0.15 per share. None of the selling stockholders is obligated to exercise the warrants.

      Our common stock is traded on the Pink Sheets under the symbol "WFRI.PK." On December 22, 2004, the closing sale price of our common stock on the Pink Sheets was $0.11 per share.

                                -----------------

      Investing in our securities involves risks. See "Risk Factors" on page 3.

                                -----------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                -----------------

                The date of this prospectus is ____________, 2004

================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY.............................................................1

WIRELESS FRONTIER INTERNET, INC................................................1

RISK FACTORS...................................................................3

RISKS RELATED TO OUR OPERATIONS................................................3

RISKS RELATED TO OUR SECURITIES................................................8

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION.............................9

USE OF PROCEEDS................................................................9

DETERMINATION OF OFFERING PRICE...............................................10

PLAN OF DISTRIBUTION..........................................................10

LEGAL PROCEEDINGS.............................................................12

DIRECTORS AND EXECUTIVE OFFICERS..............................................12

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................14

DESCRIPTION OF COMMON STOCK...................................................14

SELLING STOCKHOLDERS..........................................................16

EXPERTS.......................................................................23

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................23

DESCRIPTION OF BUSINESS.......................................................24

EMPLOYEES.....................................................................27

WHERE YOU CAN FIND MORE INFORMATION...........................................27

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS.........................................................28

OFF-BALANCE SHEET ARRANGEMENTS................................................35

DESCRIPTION OF PROPERTY.......................................................35

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......................35

EXECUTIVE COMPENSATION........................................................36

FINANCIAL STATEMENTS.........................................................F-1

                               PROSPECTUS SUMMARY

      This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the section entitled "Risk Factors," and our Consolidated Financial Statements and the related Notes to those statements included in this prospectus. This prospectus contains certain forward-looking statements. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. See "Cautionary Note Regarding Forward-Looking Statements."

                        Wireless Frontier Internet, Inc.

      We are a wireless broadband Internet service provider located in Fort Stockton, Texas. In addition, we are a traditional Internet service provider. We currently provide services to customers in over 100 cities throughout Southwest Texas and Kansas. Our strategy is to deliver efficient, reliable and cost-effective solutions to bringing high-speed Internet access to rural markets within the United States. We believe we have positioned ourselves to meet the Internet access needs of organizations and consumers which require broadband access to the Internet in their operating areas, but do not have access to cable or DSL from the traditional service providers.

      We offer broadband Internet service through a network of point-to-point and point-to-multipoint wireless networks. We use terrestrial circuits to connect the Internet backbone and then distribute the signal through a series of towers and repeaters to customer premises equipment located at the subscriber's residence or business. Also, by utilizing the expertise of our network engineers, we deliver value-added services to our subscribers by offering network integration services. These services are provided by selling, installing and maintaining the hardware necessary for virtual private networks, or "VPN's," Voice over IP, or "VoIP," and by offering data integration services.

      We focus our primary marketing efforts on providing wireless broadband access services to customers located in rural areas of Texas and Kansas and then throughout the United States. We also focus on cities of less than 150,000 inhabitants. We offer network reliability complemented by quality customer support.

      Wireless Frontier Internet, Inc. is a Delaware corporation. Our principal executive offices are located at 104 West Callaghan, Fort Stockton, Texas 79735. Our telephone number is (432) 336-0336, and our web site address is www.wirelessfrontier.net. The information contained on our web site is not part of this prospectus.

                                  The Offering

      In July through September 2004, we completed a private placement transaction in which we issued 21,763,890 shares of our common stock and warrants to purchase up to 10,881,913 shares of our common stock. We agreed with the recipients of our common stock and warrants to register for public resale the 21,763,890 shares of our common stock issued to them in the private placement and the 10,881,913 shares of common stock issuable to them upon exercise of the warrants issued to them in the private placement. This prospectus has been prepared, and the registration statement of which this prospectus is a part has been filed with the Securities and Exchange Commission, to satisfy our obligations to the recipients of common stock and the warrants.

      In connection with our private placement transaction in July through September 2004, we issued to Casimir Capital, L.P. and certain of its designees warrants to purchase an aggregate of up to 3,264,579 shares of our common stock as compensation for the services rendered by Casimir to us as placement agent in the private placement. We agreed with Casimir to register for resale the shares of common stock issuable upon exercise of the warrants issued to Casimir and its designees.

      In March 2004, we issued to certain investors convertible debentures and warrants to purchase up to 6,575,000 shares of our common stock. In connection with this issuance, we granted to these investors certain registration rights relating to these warrants, including the right to register for resale the shares of common stock issuable upon exercise of these warrants on a registration statement filed by us at any time that we register any of our shares under the Securities Act of 1933, as amended, so long as the registration occurs before the third anniversary of the date of issuance of the warrants.

      On or about October, 1, 2004, Jon Carnes purchased 300,000 shares of our common stock in a private transaction.

      Accordingly, this prospectus covers:

      o the resale by certain selling stockholders of shares of our common stock issued in the private placement transaction that was completed in July through September 2004;

      o the resale by certain selling stockholders of shares of our common stock issuable upon exercise of the warrants issued in the private placement transaction that was completed in July through September 2004;

      o the resale by Casimir Capital, L.P. and its designees of shares of our common stock issuable upon exercise of the warrants issued to them as compensation to Casimir for its role as our placement agent in the private placement transaction that was completed in July through September 2004;

      o the resale by certain investors of shares of our common stock issuable upon exercise of the warrants issued in a private placement transaction in March 2004; and

      o     the resale by Mr. Carnes of 300,000 shares of our common stock.

      Investing in our securities involves risks. You should carefully consider the information under "Risk Factors" beginning on page 3 and the other information included in this prospectus before investing in our securities.

                                 Use of Proceeds

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. This prospectus also relates to common stock issuable upon the exercise of warrants held by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. We will, however, receive proceeds from the exercise of the warrants, if exercised. The proceeds from the exercise of warrants, if any, will be used for working capital and general corporate purposes.

      In addition, we agreed to pay Casimir Capital, L.P., our placement agent in our most recent private placement, a cash fee equal to 4% of the gross proceeds received by us from each exercise (other than a cashless exercise) of warrants held by the selling stockholders and issued by us in the private placement transaction in July through September 2004. Casimir will not receive any fee in connection with the exercise of any warrants issued by us in our private placement in March 2004. See "Use of Proceeds."

                                  RISK FACTORS

      Each person receiving this information should carefully consider the risks and uncertainties described below and the other information that we have provided in this prospectus before deciding to invest in our securities. The risks and uncertainties described below may not be the only risks and uncertainties faced by us. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. The trading price of our common stock could, in turn, decline and you could lose all or part of your investment.

                         Risks Related to Our Operations

Our litigation with Online Computer Services, Inc. could have a material adverse affect on our operations.

      On June 1, 2003 we purchased the assets of Momentum. Momentum has filed suit seeking rescission of the purchase agreement and restoration of the parties to their positions prior to June 1, 2003, as if no agreement existed. In 2003, the revenue generated by the assets purchased from Momentum represented 24.6% of our revenue for that year, and there were no operating profits from these assets. We are vigorously defending this matter. In the event we are not successful in this litigation we would no longer own the assets that we acquired from Momentum and our revenues would substantially decline. This would have a material adverse effect on our business and results of operations. Regardless of the outcome of the litigation, it will likely result in substantial costs and diversion of resources and management attention.

We have a limited operating history.

      We have a limited operating history. We may encounter risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. We cannot assure stockholders that our business strategy will be successful or that we will successfully address these risks. Our failure to do so could materially adversely affect our business, financial condition and operating results.

Our ability to grow and expand requires additional financing, which we may not be able to obtain.

      We have historically needed to raise capital to fund our operating losses, and although we raised $3,264,592 (before deducting expenses and placement agent fees) through a private sale of shares of our common stock and warrants to purchase shares of our common stock in July through September 2004, we anticipate that we will need to obtain additional capital in the future. If the need arises, we may attempt to obtain funding through the use of various types of short-term funding, loans or working capital financing arrangements from banks or financial institutions. We may also be required to raise additional capital in public or private equity markets. Our ability to raise additional capital in public and private markets will depend primarily upon prevailing market conditions and the demand for our products and services. There can be no assurance that we will be able to raise additional capital, when needed or at all, or that such capital, if available, will be on terms acceptable to us. If adequate capital is not available, we may be unable to repay our short-term indebtedness or to grow and expand our business, in which case there would be substantial doubt about our ability to continue as a going concern.

We have incurred and may continue to incur losses.

      We began operations in 1998 and have incurred net losses from operations in each year since our inception. We currently intend to continue to invest in infrastructure development, applications development, sales and marketing, and acquisitions in order to execute on our business plan. We expect that we will incur losses for at least the next 12 months and there can be no assurances that we will ever be profitable.

Our operating results are likely to fluctuate.

      We are unable to forecast our revenues with certainty because of the unknown demand for our high-speed service and the emerging nature of the wireless data access industry. Our revenues could fall short of our expectations if we experience delays in completing the installation of our network or entering into agreements with additional channel partners. Our future operating results will be subject to annual fluctuations due to several factors, some of which are outside our control.

Our business model uses estimates to project revenues and cost, and those estimates may be inaccurate.

      Initial cost projections of providing high-speed reliable access to businesses are extremely difficult to develop. Although variables have been established for the mean installation cost and the cost of goods, they are dependent on many other independent variables. Due to many factors, the costs associated with network installation will vary substantially between metropolitan areas. Because we have not previously operated in the fixed wireless broadband or wireless LAN market, we may have failed to consider all costs involved, and our actual costs may be significantly greater than our estimated costs.

We have completed only a limited number of high-speed wireless installations.

      The market for wireless data access services is in the early stages. Critical issues concerning wireless communications and data access, including security, reliability, cost, regulatory issues, ease of use and quality of service, remain unresolved and are likely to affect the market for our high-speed service. We cannot reliably project potential demand for our high-speed service, particularly whether there will be sufficient demand at the volume and prices we need to be profitable. Moreover, if the customer base for our high-speed service does not expand at the rate required to support the planned deployment of our network, our revenue and business will suffer, and we may be unable to complete our planned deployment. In addition, competition to provide wireless data access services of the type we offer could result in a high turnover rate among our users, which could have an adverse effect on our business and results of operations.

We must deploy our high-speed network in a limited time in order to compete effectively.

      Rapid introduction of our service is crucial to successfully compete against other wireless access providers. If we are unable to deploy our high-speed network in accordance with sales goals, we could incur substantial unanticipated costs or be forced to revise our business plan.

We need to expand our sales and support organizations.

      We currently have a small customer service and support organization and will need to increase our staff to support new customers and the expanding needs of existing customers. The employment market for sales personnel and customer service and support personnel in this industry is very competitive, and we may not be able to hire the kind and number of sales personnel, customer service and support personnel we are targeting. Our inability to hire qualified sales, customer service and support personnel may materially adversely affect our business, operating results and financial condition.

We may be unable to attract and retain customers.

      We have no way of predicting whether our marketing efforts will be successful in attracting new customers and acquiring substantial market share. Our past advertising has been directed toward a limited target market. We do not currently have the technical staff required to quickly deploy service personnel to multiple service calls. Businesses may fear contracts that are not serviceable. This concern may hinder our ability to negotiate long-term agreements with our customers.

Our customers may cancel their contracts with us.

      While we may obtain firm, long-term purchase commitments from corporate and/or residential customers, cancellations and non-renewals in excess of anticipated sales-reductions would adversely affect profitability. The short-term nature of our customer commitments and the possibility of rapid changes in demand reduce our ability to estimate accurately future customer requirements. We may increase staffing, purchase additional equipment and incur other expenses to meet the anticipated demand of our customers but that increased demand may not materialize, thus adversely affecting our ability to make a profit. Additionally, any of our long-term relationships may be terminated at any time, for valid or invalid reasons, with or without recourse and termination of a significant number of these relationships could have a material and adverse effect on our business.

We may lose market share to new and existing competitors.

      We must timely implement our business plan because there is significant concern regarding competing firms entering our target markets. We recognize significant value in being the first-to-market in many different geographical areas, since most bandwidth providers provide long-term contracts with customers. We may be unable to secure contracts with some customers due to their existing contracts with other service providers.

We depend on a physical infrastructure largely maintained by third parties and subject to disruption by events outside our control.

      Our success will depend upon the capacity, reliability and security of the infrastructure used to carry data between our users and the Internet. While we own most of the network, there are certain portions of the network, which rely on segments owned, operated and maintained by third parties. Accordingly, we have no control over the quality of maintenance provided to these third-party network segments. A bandwidth carrier that provides poor service and has frequent network breaks greatly limits our ability to provide quality service to our clients. Our financial and business results may be negatively affected by leasing poorly maintained infrastructure from various third parties.

If we are unable to negotiate leases for the installation of our equipment, the deployment of our network will be impaired.

      The deployment of a majority of our services depends on our ability to connect via rooftops and tower locations owned by third parties. This space is required for the implementation of Points of Presence, consisting of wireless access points and transmission towers. We have identified sites that would ideally accommodate the placement of our network equipment.

      The owners of these buildings may not recognize the value of high-speed access, or be willing to allow us to place network equipment on their premises. In addition, there is substantial competition from a variety of communications companies for these ideal sites, and a large amount of communication equipment may previously exist at these locations. If we are not able to negotiate these leases, or we are not able to negotiate leases on terms that are favorable or acceptable to us, the deployment of our network will be impaired, and financial results will be negatively affected.

Even if we were to successfully build our network, we may be unable to maintain that network.

      Once completed, each of our networks will be subject to the operational risks inherent in a large-scale, wireless telecommunications system. The operations, administration, maintenance and repair of these networks require the coordination and integration of sophisticated and highly specialized hardware and software technologies and equipment. We cannot assure that, even if built to specifications, our networks will function as expected, in a cost-effective manner. The failure of hardware or software to function as required could render a network unable to perform at design specifications, which would require us to pay for costly repairs or retrofits. We engage third parties to perform operations, administration and maintenance of its networks and will depend on the performance of these third parties.

If the industry adopts a wireless standard that is incompatible with our equipment, we may be unable to operate in the market.

      There are currently many competing standards in the wireless data transport market, and it is important to recognize these standards. While 802.11b has become widely accepted, there is no guarantee that the industry's reliance on this standard will continue. The 802.11b standard may be replaced by another standard, and our antennas and transport mechanisms may not interoperate with other standards and equipment.

The equipment we purchase may not be compatible with other brands.

      Although 802.11b compliant equipment is required to interoperate with all other compliant products, several respected wireless publications have proven that some 802.11b equipment is not compatible with other brands. In the event that we are required to use wireless equipment from a variety of manufacturers, some of these products may not operate with our other installed wireless equipment. We will take all proper precautions such as comprehensive initial tests and tracking, in purchasing equipment from new manufacturers to ensure that it is interoperable. Even with these measures, we may purchase equipment that, under certain conditions, does not interoperate with other equipment. The costs related to purchasing this equipment could be high, and would negatively affect our profitability.

We depend on a limited number of suppliers, and we have experienced shipment delays.

      We depend on limited source suppliers for many of the principal components of our network. Some of our suppliers have experienced shipment delays, either as a result of capacity limitations at their production facilities or because they were unable to obtain raw materials or parts necessary for the network components they manufacture. Some of these supply shortages are ongoing to the present date, and others occur frequently with no predictability in occurrence. If we continue to experience these current or any future supply problems and are unable to develop alternative sources of supply quickly and on a cost-effective basis, our ability to obtain and install the equipment we need to implement our service will be impaired. This impairment would cause delays in our network deployment, and negatively affect our financial results.

We cannot guarantee future wireless developments.

      While we believe that the future of wireless as a dominant transport factor is certain, we cannot guarantee the success and future developments of wireless technology. Other unpredicted factors may hinder the success and integration of wireless technologies. While it is our hope to utilize the scalability of all wireless network equipment, we do not know if new developments will require significant upgrades. It is uncertain whether new products will be able to be integrated into our network infrastructure, and we cannot predict the feasibility of new technologies.

We depend upon key personnel and will need to retain additional personnel as we grow.

      Our success depends on the continuing services of Alex Gonzalez, our chief executive officer and director. The loss of this individual could have a material and adverse effect on our business operations. Additionally, the success of our operations will largely depend upon our ability to successfully attract and maintain competent and qualified key management personnel. As with any startup company, there can be no guaranty that we will be able to attract such individuals or that the presence of such individuals will necessarily translate into profitability for us. Our inability to attract and retain key personnel may materially and adversely affect our business operations.

We may be unable to manage effectively our growth and expansion.

      We have grown recently and expect to continue the expansion of our operations. This growth has placed, and will continue to place, significant strain on management, operations, technical, financial, systems, sales, marketing and other resources. The ability to manage the expansion to date, as well as any future expansion, will require progressive enhancements or upgrades of processes, equipment, accounting and other systems and the implementation of a variety of procedures and controls. We cannot assure that significant problems in these areas will not occur. Any failure to enhance or expand these systems and implement procedures and controls in an efficient manner and at a pace consistent with our business activities could harm our financial condition and results of operations. The success of our internal growth strategy will depend on various factors, including the demand for our products and services and our ability to generate new and higher margin business. These factors are, at least in part, beyond our control and there can be no assurance the our internal growth strategy will be successful.

We operate in an industry with rapidly changing technology, and our success will depend on our ability to develop new products and services that keep pace with technological advances.

      The market for data access and communications services is characterized by rapidly changing technology and evolving industry standards in both the wireless and wire line industries. Our success will depend to a substantial degree on our ability to develop and introduce, in a timely and cost-effective manner, enhancements to our high-speed service and new products that meet changing customer requirements and evolving industry standards. For example, increased data rates provided by wired data access technologies, such as digital subscriber lines, may affect customer perceptions as to the adequacy of our service and may also result in the widespread development and acceptance of applications that require a higher data transfer rate than our high-speed service provides. Our technology or systems may become obsolete upon the introduction of alternative technologies. If we do not develop and introduce new products and services in a timely manner, we may lose users to competing service providers, which would adversely affect our business and results of operations.

Our networks may become obsolete.

      Each of our networks is expected to have a design life of not less than 10 years; however, there can be no assurance of the actual useful life of any of these systems. A number of factors will affect the useful life of each of our networks, including quality of construction, unexpected deterioration and technological or economic obsolescence. Failure of any of our systems to operate for their full design life could have a materially adverse effect on us.

We face a number of risks associated with potential acquisitions.

      As part of our business strategy, we have made, and expect to continue to make, acquisitions of complementary companies, products and technologies. We depend on these acquisitions to grow our business, and there can be no assurance that we will continue to find attractive acquisition targets. In addition, any future acquisitions would be accompanied by risks commonly encountered in acquisitions, including, but not limited to, difficulties in integrating the operations, technologies, products and personnel of the acquired companies and insufficient revenues to offset increased expenses associated with acquisitions. Failure to manage and successfully integrate acquisitions we make could harm our business, our strategy and our operating results in a material way.

We face a number of regulatory risks.

      Federal and State Telecommunications Regulation. Certain of our operations are subject to regulation by the Federal Communications Commission, the FCC, and state public utility commissions. The FCC is restructuring access rates and universal service mechanisms, which will affect our costs and rates for our services. Changes in the regulation or interpretation of legislation affecting our operations could have a material adverse effect on our business, operating results and financial condition.

      Municipal and Other Local Regulation. Municipalities require us to obtain building permits and licenses or franchises in order to operate radio frequency equipment on towers and rooftops. A municipality's decision to require us to remove our facilities or abandon our network could also be materially adverse. In some municipalities where we expect to construct networks, we will be required to pay license or franchise fees based on a percentage of gross revenue. There is no guarantee that franchise fees will remain at their current levels after existing franchises expire. In addition, we could be placed at a competitive disadvantage if our competitors do not pay the same level of fees. However, the Telecommunications Act of 1996 requires states and municipalities to manage public rights of way in a competitively neutral and non-discriminatory manner.

                         Risks Related to Our Securities

Our stock price is highly volatile, which could result in substantial losses for purchasers of our common stock.

      The market for our common stock is highly volatile which could cause purchasers of our common stock to incur substantial losses. The trading price of our common stock could be subject to wide fluctuations in response to, among other things:

      o     quarterly variations in our operating and financial results;

      o announcements of technological innovations or new products by our competitors or us;

      o changes in prices of our products and services or our competitors' products and services;

      o     changes in product and service mix;

      o     changes in our revenue and revenue growth rates;

      o     departures of key personnel; and

      o     response to our strategies concerning the Internet.

      Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the market in which we do business or relating to us could result in an immediate effect on the market price of our common stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many Internet companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

Liquidity on the Pink Sheets is limited, and we may be unable to obtain listing of our common stock on a more liquid market.

      Our common stock is quoted on the Pink Sheets, which provides significantly less liquidity than a securities exchange (such as the American or New York Stock Exchanges) or an automated quotation system (such as the Nasdaq National or Small Cap Markets). We may never be accepted for a listing on a securities exchange or an automated quotation system.

The sale by selling stockholders of a large quantity of our shares as contemplated by this prospectus may adversely affect the trading price of our common stock and our ability to raise capital in new stock offerings.

      As of December 22, 2004, there were 66,456,481 shares of our common stock outstanding, of which 13,066,421 shares were freely tradable (not including shares tradable pursuant to Rule 144 under the Securities Act). In addition, all shares of our common stock offered for resale pursuant to this prospectus, including shares issuable upon exercise of warrants, will be freely tradable. If all of these shares were offered, based on the number of shares outstanding on December 22, 2004, they would constitute 51% of our then outstanding shares on a fully diluted basis. Efforts to sell all or a significant portion of these shares during a limited period pursuant to this prospectus could have a depressing effect on the market price of our common stock and could make it more difficult for us to raise capital through sales of our equity securities.

Our management has wide discretion as to the use of proceeds from this offering.

      The net proceeds from the exercise of warrants for shares of our common stock will be used as described under "Use of Proceeds." Our management reserves the right to use the funds obtained from the exercise of warrants for other purposes not presently contemplated which our management deems to be in our and our stockholders' best interests in order to address changed circumstances and opportunities. These additional uses may include, without limitation, the use of funds for repayment of debt. As a result of the foregoing, our success may be affected by the judgment of our management with respect to the application and allocation of the net proceeds from the exercise of warrants.

We are subject to the SEC's penny stock rules which may limit your ability to sell shares of our common stock in the open market.

      We are subject to the SEC's penny stock rules. Penny stocks are stocks with a price of less than $5.00 per share, other than securities that are registered on certain national securities exchanges, that are quoted on Nasdaq or that meet certain conditions. The penny stock rules require delivery, by a broker-dealer prior to any transaction in a penny stock, of a disclosure schedule about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. The rules also require that broker-dealers send monthly statements disclosing recent price information for each penny stock held in the account and information on the limited market in penny stocks. Because of the burden placed on broker-dealers to comply with the penny stock rules, stockholders may have difficulty selling our common stock in the open market.

The market for lower-priced securities has suffered in recent years from patterns of fraud and abuse and is regulated in a manner that may negatively impact the market for our common stock.

      Prospective investors should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include: (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. We can provide no assurance that such tactics will not be employed in connection with the market for our common stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

      The prospectus and any prospectus supplement contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements include those regarding our goals, beliefs, plans or current expectations and other statements regarding matters that are not historical facts. For example, when we use words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could," or "may," or other words that convey uncertainty of future events or outcome, we are making forward-looking statements. Our forward-looking statements are subject to risks and uncertainties. You should note that many important factors, some of which are discussed elsewhere in this prospectus, could affect us in the future and could cause our results to differ materially from those expressed in our forward-looking statements. You should read these factors, including the information under "Risk Factors" beginning on page 3, and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. We do not undertake any obligation to update forward-looking statements made by us.

                                 USE OF PROCEEDS

      We will not receive any proceeds upon the sale of the shares of common stock by the selling stockholders.

      We will receive the aggregate exercise price of the warrants that are exercised by the selling stockholders, including warrants exercised by Casimir Capital, L.P., our placement agent in our recent private placement. The warrants that we issued in March 2004 are exercisable at $0.05 per share, and the warrants that we issued in July through September 2004, including the warrants that we issued to Casimir, are exercisable at $0.15 per share. Assuming exercise of all the selling stockholders' and Casimir's warrants, the gross proceeds to us would be approximately $2,450,724. We intend to use any proceeds from exercise of the warrants for working capital and general corporate purposes, including:

      o     to finance our growth;

      o     to develop our products and expand our internal infrastructure; and

      o     for capital expenditures made in the ordinary course of business.

In addition, we agreed to pay Casimir a cash fee equal to 4% of the gross proceeds received by us from each exercise (other than a cashless exercise) of warrants held by the selling stockholders and issued by us in the private placement transaction in July through September 2004. Casimir will not receive any fee in connection with the exercise of any warrants issued by us in our private placement in March 2004.

                         DETERMINATION OF OFFERING PRICE

      The selling stockholders may sell shares in any manner at the current market price or through negotiated transactions with any person at any price.

                              PLAN OF DISTRIBUTION

      The selling stockholders, or their respective transferees, pledgees, donees or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus (all of whom may be selling stockholders), may sell the shares of common stock from time to time.

      The shares of common stock may be sold in one or more transactions:

      o     at fixed prices that may be changed;

      o     at prevailing market prices at the time of sale;

      o     at prices related to prevailing market prices; or

      o     at negotiated prices.

      These sales may be effected in transactions, which may involve crosses or block transactions, in the following manner:

      o on any national securities exchange or quotation service on which the shares of common stock may be listed or quoted at the time of sale;

      o     on the Pink Sheets or in the over-the-counter market;

      o in transactions other than on these exchanges or services or on the Pink Sheets or in the over-the-counter market (privately negotiated transactions);

      o through the writing and exercise of options, whether these options are listed on an options exchange or otherwise; or

      o     through the settlement of short sales; or

      o     in a combination of such transactions.

      In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

      Selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock and deliver the common stock to close out short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell these shares.

      In order to comply with the securities laws of some jurisdictions, if applicable, the holders of shares of common stock may sell in some jurisdictions through registered or licensed broker-dealers. If broker-dealers are used in the sale, unless otherwise indicated in a prospectus supplement with respect to the shares of common stock being offered thereby, the selling stockholder will sell such shares to the broker-dealers as principals. The broker-dealers may then resell such shares to the public at varying prices to be determined by such broker-dealers at the time of resale.

      Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

      The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment or supplement to this prospectus, as applicable, under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the transferee, pledgee, donee or other successor in interest as selling stockholders under this prospectus.

      The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees, donees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the transferee, pledgee, donee or other successor in interest as selling stockholders under this prospectus.

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

      The aggregate proceeds to the selling stockholders from the sale of the shares of common stock will be the purchase price of the shares less any discounts and commissions, if applicable. A selling stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchase of shares of common stock to be made directly or through agents. We will not receive any of the proceeds from the resale of these shares by the selling stockholders. We may, however, receive cash consideration in connection with the exercise of the warrants for cash.

      If required, the common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

      The selling stockholders and we have agreed to indemnify each other and our respective controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the shares of common stock, including liabilities under the Securities Act. We will pay the expenses incident to the registration of the shares of common stock, except that the selling stockholders will pay all underwriting discounts, selling commissions and expense allowances applicable to the sale of shares of common stock and all fees and disbursements of counsel to any selling stockholder.

      Shares of our outstanding common stock are traded on the Pink Sheets.

                                LEGAL PROCEEDINGS

      On June 1, 2003, we purchased the assets of Momentum Online Computer Services, Inc. in exchange for the issuance of shares of our common stock. On November 10, 2003, Momentum filed a complaint against us in district state court for the State of Texas seeking rescission of the asset purchase agreement and restoration of the parties to their earlier positions prior to June 1, 2003, as if no agreement existed. Momentum's complaint alleges that we breached the terms of the agreement as a result of the failure to deliver shares of our common stock. The court issued an injunction requiring that any revenue generated from the subject assets be placed in escrow and utilized to pay any outstanding invoices in connection with the use of the assets. In addition, the court also ordered mediation, which did not produce a resolution. On January 7, 2004, Momentum filed a Petition in Bankruptcy. The Bankruptcy Petition stayed all matters pending in state district court and all proceedings were transferred to the Bankruptcy Court in Austin, Texas. On October 4, 2004, the parties appeared before a Bankruptcy Court appointed mediator, but did not resolve the dispute. The trial with Momentum is scheduled to commence on November 8, 2004 before the Bankruptcy Court. Our management believes that Momentum's lawsuit is without merit and intends to vigorously defend this matter.

                        DIRECTORS AND EXECUTIVE OFFICERS

      Our directors and executive officers, their ages and positions are as follows:

Name                              Age       Company Position
----                              ---       ----------------

Alex J. Gonzalez                  43        Chairman and Chief Executive Officer
Kelly E. Simmons                  49        Chief Financial Officer
William Lawson Allen              55        Director
John R. Morrow                    43        Director
Dr. Cecil George MD               48        Director

      Alex Gonzalez, 43, has been the chief executive officer and Chairman of the Company since 1998. With over 20 years of experience in the telecommunications and data networking industry, Mr. Gonzalez has extensive knowledge in local, wide, and metropolitan-area networks. He has been involved in designing and managing over 1,000 voice and data networks globally. He served as an Early Adopter Partner for Cisco Systems in 1998 and participated in the Advanced Technology Products program for wireless products. In 2000, Mr. Gonzalez co-founded the Company. He currently is serving a four-year term to the Governor-appointed Texas On-line Authority where he has been tasked to represent rural Texas on Internet development. Mr. Gonzalez formerly served as Vice President of Sales & Marketing for Flair Data Systems, Inc. from 1989 through 1999. Prior to that, he was a Sales Manager for MCI Communications and a Regional Manager for ClayDesta Communications. Mr. Gonzalez received a bachelor's degree in business administration from Texas A&M University in 1983.

      Mr. Simmons, 49, has been the chief financial officer of the Company since May 2004. He is a certified public accountant and has over 25 years of accounting and financial management experience. Prior to joining the Company and beginning in 2002, Mr. Simmons was Vice President and Corporate Controller of Edgen Corporation. From 2000 to 2001, he was a private investor and consultant. Mr. Simmons was Executive Vice President and chief financial officer of Billing Concepts from 1996 through 1999. From 1988 through 1999, he also held various positions with US Long Distance Corp. and Billing Concepts Corp., two companies which were publicly traded until their assets were sold in 2000.

      William Lawson Allen, 55, has served as a director of the Company since 2004. He was employed at Pecos County State Bank as Executive Vice President since 1983. In 2004, he became President and director of Fort Davis

State Bank. He received a BBA in Finance in 1971 from the University of North Texas and graduated from the Southwestern Graduate School of Banking at Southern Methodist University.

      John Richard Morrow, 43, has served as a director of the Company since 2004. He has been the President of Valley Distributors since 1984. He has also been the chief executive officer of Permian Distributing since 1994. He graduated from Texas A&M University 1983 with a BA in Business Management.

      Dr. Cecil George MD, 48, has served as a director of the Company since 2004. He started his private practice in Fort Stockton in November 1983, specializing in Family Practice. Dr. George is currently serving as Chief of Staff of Pecos County Memorial Hospital, EMT Director for Terrell County, EMT Director for Firestone, EMT Director for Imperial, EMS Director for Fort Stockton and Medical Director of Cactus Health Services, Inc. in Sanderson, Texas. He received a BSC Magna Cum Laude in 1977 from Texas A&M University and graduated from the University of Texas Health Science Center at San Antonio, Texas.

      There are no family relationships among the directors or executive officers.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the beneficial ownership of our common stock as of December 22, 2004 by (i) each of our directors, (ii) each of our named executive officers and one additional individual who would have qualified as one of our named executive officers but for the fact that he was not serving as an executive officer at December 31, 2003 and (iii) all directors and executive officers as a group. Such persons have sole voting and investment power with respect to such shares. Unless otherwise indicated, the address of these persons is c/o Wireless Frontier Internet, Inc., 104 West Callaghan, Fort Stockton, Texas 79735. The presentation is based on the 66,456,481 shares of our common stock that were outstanding on December 22, 2004. There is no person known to us who owns more than 5% of our common stock and who would therefore otherwise have been listed on the following table.

        Name and Address of             Amount and Nature of
        Beneficial Ownership            Beneficial Ownership    Percent of Class
-----------------------------------     --------------------    ----------------

William Lawson Allen                            120,000                *
Dr. Cecil R George, MD                            5,400                *
Alex J. Gonzalez                              4,977,878               7.5%
Jasper Knabb                                    985,000                *
John Richard Morrow                             140,000                *
Kelly E. Simmons                                500,000(1)             *
All Executive Officers
and directors as a Group (6 people)           6,728,278              10.5%

----------
* Represents beneficial ownership of less than one percent of our outstanding shares of common stock.

(1) Represents shares exercisable pursuant to warrants exercisable within 60 days of December 22, 2004.

                           DESCRIPTION OF COMMON STOCK

                                  Common Stock

      Voting Rights. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on our books. Our common stock does not have cumulative voting rights. As a result, persons who hold more than 50% of the outstanding common stock can elect all of the directors who are up for election in a particular year.

      Dividends. If our board of directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. No dividend has been declared by us since inception of our operations and there are no current plans to declare any dividends in the foreseeable future. Our current policy is to retain all of our earnings to finance future growth. In addition, pursuant to loan covenants contained in our credit facility with our commercial lender, we may not pay dividends without the commercial lender's prior approval. Our bylaws provide that our board of directors may not declare a dividend when the payment of such dividend would render us insolvent, or if we are insolvent.

      Liquidation and Dissolution. If we are liquidated or dissolve, the holders of our common stock will be entitled to share ratably in all the assets, after satisfaction of any outstanding debt to our senior lender.

      Other Rights and Restrictions. Holders of our common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. Our charter and by-laws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock.

      Listing. Our common stock is listed on the Pink Sheets.

      Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Olde Monmouth, 200 Memorial Parkway, Atlantic Highlands, New Jersey 07716.

                 Delaware Law And Charter And By-Law Provisions

      Business Combinations. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock.

      Stockholder Action; Special Meeting of Stockholders. Our amended and restated by-laws provide that any action required or permitted to be taken by our stockholders may be taken at a duly called annual or special meeting of stockholders, or by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. In addition, our amended and restated by-laws provide that special meetings of stockholders may be called only by the board of directors, the chief executive officer or the secretary at the request in writing of stockholders owning a majority in amount of our entire capital stock issued and outstanding and entitled to vote. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities.

                              SELLING STOCKHOLDERS

      This prospectus relates to the continued offering of 42,785,382 shares of our common stock by the persons listed below under the heading "Selling Stockholder." The shares offered by the selling stockholders including those which may be acquired upon exercise of warrants were acquired in a recent private placement. Except as otherwise indicated below, based on representations by each of the selling stockholders, to the best of our knowledge, no selling stockholder has had a material relationship with us during the last three years, other than as an owner of our securities.

      The table below sets forth information as of December 22, 2004. The information regarding the selling stockholders' beneficial ownership after this offering assumes that all the shares of common stock offered by this prospectus are sold.

                                                                              Number of
                                                                               shares
                                                                             included in
                                                           Number of        this offering
                                     Number of shares     outstanding         that are                               Percentage of
                                       beneficially          shares         issuable upon        Number of shares      the shares
                                      owned prior to      included in        exercise of         owned subsequent     owned after
Selling Stockholder                    this offering    this offering(1)      warrants           to this offering    this offering
-------------------                  ----------------   ----------------    -------------        ----------------    -------------
Stephen Abbott and
Patricia N. Abbott                            0              166,666            83,333                   0                --

James Ahern                                   0                    0            32,500                   0                --

Payman Aminzadeh                              0               66,666            33,333                   0                --

Thomas J. Banholzer                           0               66,666            33,333                   0                --

Anthony Barr and Pamela Barr                  0               33,333            16,666                   0                --

Drew Bartkiewicz                              0               23,333            11,666                   0                --

David R. Beck SEP-IRA                         0               66,666            33,333                   0                --

Kim D. Biggs and Kimberly S. Biggs            0              100,000            50,000                   0                --

Daniel P. Bjornson                            0               66,666            33,333                   0                --

William Bland                                 0              100,000            50,000                   0                --

David Bloom                                   0                    0             2,500                   0                --

Benjamin B. Bobbitt                           0               33,333            16,666                   0                --

Samuel Nicholas Borgese                       0               33,333            16,666                   0                --

Larry L. Boss                                 0               13,333             6,666                   0                --

George Bowker                                 0               33,106            16,553                   0                --

Rocco J. Brescia                              0              666,666           333,333                   0                --

Richard Brewster                              0                    0            55,000                   0                --

Scott T. Brewster                             0               23,333            11,666                   0                --

Michael Brien                                 0                    0            12,500                   0                --

Peter Broome                                  0               66,666            33,333                   0                --

Stuart Bunting                                0              100,000            50,000                   0                --

Stephen Burrin and Janice Burrin              0               66,666            33,333                   0                --

Bruce A. Butler and Victoria A. Butler        0               13,333             6,666                   0                --

Richard Caldwell and Grace Caldwell           0               13,333             6,666                   0                --

Keith D. Camp                                 0              133,333            66,666                   0                --

Jon R. Carnes                                 0              800,000           250,000                   0                --

Jacqueline Carter                             0                    0            25,000                   0                --

John Cassidy                                  0                    0             2,500                   0                --

Charles R. Cecil                              0                    0            50,000                   0                --

John J. Christmann III                        0               16,666             8,333                   0                --

David Cipolla                                 0               55,333            27,666                   0                --

William J. Clancy                             0               26,666            13,333                   0                --

Nathaniel Clay                                0                    0            72,500                   0                --

Sean Coyle                                    0                    0             1,500                   0                --

Kevin T. Crofton                              0               73,333            36,666                   0                --

Greg Dawe                                     0            1,000,000           500,000                   0                --

Andrew Denka                                  0              166,666            83,333                   0                --

Denno Family Limited Partnership              0              166,666            83,333                   0                --

Robert P. Deysher Living Trust                0               33,333            16,666                   0                --

Patrick Discepola                             0               40,000            20,000                   0                --

Matthew E. Donohue                            0                    0             2,500                   0                --

Scott Doughman                                0              333,333           166,666                   0                --

Andra P. DuPont                               0               33,333            16,666                   0                --

Frank B. and Karen H. Easby-Smith             0               33,333            16,666                   0                --

Joseph F. and Patricia A. Eitner              0               10,000             5,000                   0                --

Matthew Eitner                                0                    0            65,000                   0                --

William P. Elsey                              0               50,666            25,333                   0                --

Gordon Fallone                                0                    0            14,600                   0                --

Shragy Faskowitz                              0                    0            65,000                   0                --

Art Feather and Feather & Gay
Family Living Trust                           0               16,666             8,333                   0                --

Theodore H. Feller                            0               13,333             6,666                   0                --

Alan Feldman                                  0                    0           550,000                   0                --

Brian J. Finnerty                             0               20,000            10,000                   0                --

Brian Finzen and Angie Finzen                 0               33,333            16,666                   0                --

Chris Fischler                                0               66,666            33,333                   0                --

Thomas E. Fish                                0               72,666            36,333                   0                --

Aaron L. Fisher                               0                8,000             4,000                   0                --

Raymond A. Fox                                0               26,666            13,333                   0                --

Thomas Gaito                                  0                    0            75,000                   0                --

Andrew Gallion                                0                    0               500                   0                --

Kyla Gessin                                   0                    0           375,000                   0                --

Jon E. Goodrich                               0               66,666            33,333                   0                --

Daniel Green                                  0                    0             1,500                   0                --

William D. Greenfield and
Cindy K. Greenfield                           0               20,000            10,000                   0                --

John R. Greiner                               0               20,000            10,000                   0                --

Murray Grigg                                  0              333,333           166,666                   0                --

Manish Gupta and Charu Gupta                  0               13,333             6,666                   0                --

Karl W. Gustafson                             0               13,333             6,666                   0                --

Jonathon F. Gutman                            0                    0             3,000                   0                --

Randall B. Hale                               0              333,333           166,666                   0                --

David E. Hallberg                             0               46,666            23,333                   0                --

G. E. Halloran                                0              133,332            66,666                   0                --

William M. Haskell and Deborah Haskell        0              100,000            50,000                   0                --

Salar Hassani                                 0              166,666            83,333                   0                --

Brian Hebb                                    0              500,000           250,000                   0                --

Steven A. Heggelke                            0               66,666            33,333                   0                --

Steven L. Henderson                           0              334,000           167,000                   0                --

Gregory Herr and Carol Herr                   0               50,000            25,000                   0                --

William K. Hewitt                             0               33,333            16,666                   0                --

Garry Higdem                                  0              200,000           100,000                   0                --

Robert Hill                                   0                    0             2,300                   0                --

Robert Hirsh                                  0              133,333            66,666                   0                --

Paul Hobeika                                  0               33,333            16,666                   0                --

Verlyn W. Holt                                0              140,000            70,000                   0                --

Peter Horn                                    0               33,333            16,666                   0                --

Kevin T. Howell and Christine E. Howell       0               66,666            33,333                   0                --

Larry D. Hunter                               0               33,333            16,666                   0                --

John Igoe                                     0              333,333           166,666                   0                --

Perry P. Jacobson                             0              333,333           169,666                   0                --

Stephen Johnson and Catherine Johnson         0               20,000            10,000                   0                --

David A. Jones and Susan P. Jones             0               16,666             8,333                   0                --

Farrell Kahn                                  0              500,000           250,000                   0                --

Shreedhar Kajeepeta and Ambuja Kajeepeta      0              133,333            66,666                   0                --

Morry Kalimian as Custodian for
Ariel Kalimian                                0                    0           250,000                   0                --

Mark Kalimian                                 0                    0         2,500,000                   0                --

Morry Kalimian(1)                             0                    0         1,000,000                   0                --

Joseph P. Kalinoski and Linda L. Hagen        0               33,333            16,666                   0                --

Shimon Y. Katz                                0               66,666            33,333                   0                --

Rodney Gene Keck                              0               50,000            25,000                   0                --

G. Ross Kelly                                 0               20,000            10,000                   0                --

Richard F. Klein and Rita M. Klein            0               66,666            33,333                   0                --

Kevin P. Klett                                0               20,000            10,000                   0                --

W. Bruce Knaack                               0               30,000            15,000                   0                --

Howard B. Kwock                               0               66,666            33,333                   0                --

Joseph Kump and Joan Kump                     0               66,666            33,333                   0                --

Joseph and Joan Kump                          0               67,000            33,500                   0                --

Daniel E. Larson                              0              200,000           100,000                   0                --

Jeffrey E. Lear                               0               66,666            33,333                   0                --

Ron Lucas                                     0               66,666            33,333                   0                --

Michael Lusk                                  0               60,000            30,000                   0                --

Ashok V. Madanahalli                          0               33,333            16,666                   0                --

Philip Madow and Amber Madow                  0              200,000           100,000                   0                --

Ravindranath Mahajan and Poonam Mahajan       0               33,333            16,666                   0                --

Michael C. Malzenski                          0               80,000            40,000                   0                --

Thomas K. Mancuso                             0               25,000            12,500                   0                --

George Martin                                 0                    0            50,000                   0

Donald L. Massey                              0              213,333           106,666                   0                --

A. J. Matyczynski                             0              160,000            80,000                   0                --

James McChesney                               0               33,333            16,666                   0                --

Andre McClure                                 0                    0             2,300                   0                --

William E. McCorey Jr.                        0               51,533            25,766                   0                --

Brendan J. McCormick and
Priscilla R. McCormick                        0              133,333            66,666                   0                --

Marc McGeever                                 0              100,000            50,000                   0                --

Matthew McGovern                              0                    0            50,000                   0                --

McKeen Team Investors                         0              100,000            50,000                   0                --

James W. McLendon                             0              166,666            83,333                   0                --

Thomas V. McQuade III                         0               66,666            33,332                   0                --

Rahul Mehra                                   0              240,000           120,000                   0                --

Mark L. Merhar                                0               20,000            10,000                   0                --

Gerald L. Meyr                                0              159,999            79,999                   0                --

Paul E. Meyr Revocable Living Trust           0              100,000            50,000                   0                --

Richard G. Michalski                          0                    0             5,000                   0                --

Thomas Mierkiewicz                            0                    0             2,000                   0                --

Doug Millar                                   0               66,666            33,333                   0                --

Anthony Miller                                0                    0             3,000                   0

Eugene J. Miller and Cathleen M. Miller       0              100,000            50,000                   0                --

James L. Misplon                              0               16,000             8,000                   0                --

Kent Mitchell                                 0                    0             2,500                   0

Ronald D. Mogel                               0               66,666            33,333                   0                --

Scott Monroe                                  0              333,333           166,666                   0                --

R. Scott Morin                                0               33,333            16,666                   0                --

Daniel L. Mosher                              0               66,666            33,333                   0                --

Bedford Moss                                  0               23,333            11,666                   0                --

Bruce A. Mueller and Sophia A.
Mueller                                       0               40,000            20,000                   0                --

Gerald Negley                                 0               26,666            13,333                   0                --

Gregory W. Nelson and Judy C.
Nelson                                        0              500,000           250,000                   0                --

Richard Neslund                               0            1,066,666           533,333                   0                --

John J. Notar                                 0               10,000             5,000                   0                --

Richard Nunn                                  0              200,000           100,000                   0                --

H. David Overbeeke                            0              666,666           333,333                   0                --

James Palmer                                  0                    0            14,500                   0                --

Kevin Palmer                                  0                    0             3,500                   0                --

John W. Palmour                               0               80,000            40,000                   0                --

Suman T. Patel                                0              133,333            66,666                   0                --

Judith A. Paterson                            0                    0            25,000                   0                --

Lewis C. Pell                                 0              666,666           333,333                   0                --

Wilhelm Pfander                               0              133,333            66,666                   0                --

John Pirillo                                  0              200,000           100,000                   0                --

Dominic Polizzotto and Beth Henning           0               53,333            26,666                   0                --

William Poon                                  0                    0            65,000                   0                --

Govin T. Rajan                                0              133,333            66,666                   0                --

Mouli Ramani                                  0              166,666            83,333                   0                --

Richard F. Sands Family Trust
dtd 12/20/99                                  0                    0           550,000                   0                --

Hugh Richardson                               0               33,333            16,666                   0                --

John P. Ritchie and Marianne
Ritchie JTWROS                                0               33,333            16,666                   0                --

RNP LLC                                       0                    0           500,000                   0                --

Charles J. Roberts                            0               13,306             6,653                   0                --

James W. Robertson, IRA                       0              113,333            56,666                   0                --

James W. Robertson, Trust                     0              153,333            76,666                   0                --

Larry Robinson                                0               20,000            10,000                   0                --

Richard Rodick                                0               33,333            16,666                   0                --

Thomas E. Rogstad and Teresa L. Rogstad       0               38,000            19,000                   0                --

David Roth                                    0                    0            53,000                   0                --

Dan W. Ruiter                                 0              100,000            50,000                   0                --

Matthew J. Rund                               0               66,666            33,333                   0                --

David Rupert                                  0                    0           125,000                   0                --

Hannah O'Brian Rupert                         0                    0             3,000                   0                --

Ian O'Brien Rupert                            0                    0            28,000                   0                --

John R. Russell                               0                8,000             4,000                   0                --

Gerrard Rutter and Gillian Rutter             0              200,000           100,000                   0                --

Anthony Sabatino                              0               53,333            26,666                   0                --

Anita Sands                                   0                    0           125,000                   0                --

Benjamin Sands                                0                    0           125,000                   0                --

Richard Sands                                 0                    0         1,500,000                   0                --

Gary B. Sapp                                  0               60,000            30,000                   0                --

Russell B. and Barbara L. Scaffede            0               23,333            11,666                   0                --

Charles R. Schenck                            0              133,333            66,666                   0                --

Francis P. Sears                              0              166,666            83,333                   0                --

Dipak M. Shah                                 0               33,333            16,666                   0                --

Hargopal Singh                                0               53,333            26,666                   0                --

Brian Singleton                               0                    0             5,000                   0                --

Carroll W. Slusher and Connie L. Slusher      0               33,333            16,666                   0                --

Joseph A. Smart                               0               13,333             6,666                   0                --

Brian Smith                                   0                    0            19,467                   0                --

Source One                                    0            1,333,333           666,666                   0                --

Douglas J. Spangler                           0               33,333            16,666                   0                --

Robert Spiegel                                0                    0            14,600                   0                --

Jeffrey L. Spotz                              0              100,000            50,000                   0                --

Jim Stathis                                   0              100,000            50,000                   0                --

Kenneth A. Steel, Jr.                         0              166,666            83,333                   0                --

Scott Steele                                  0                    0            22,500                   0                --

Stuart Michael Stinson                        0               15,333             7,666                   0                --

Wayne F. Tackabury                            0              200,000           100,000                   0                --

Devin Taylor                                  0               66,666            33,333                   0                --

Richard Taylor                                0               50,000            25,000                   0                --

Maurice and Susan Tieman                      0               16,000             8,000                   0                --

Gregory Trikouros                             0               10,000             5,000                   0                --

Trinad Capital LP                             0                    0           500,000                   0                --

Dean Turnbaugh                                0               50,000            25,000                   0                --

Seckin Unlu                                   0              140,000            70,000                   0                --

Rafael Vasquez                                0                    0            35,000                   0                --

Roger S. Vincent                              0              166,666            83,333                   0                --

Wayde Walker                                  0                    0           700,000                   0                --

John P. Ward                                  0               66,666            33,333                   0                --

Trautman Wasserman 8701
Opportunities Fund, LP                        0              666,666           333,333                   0                --

Trautman Wasserman Private Equity             0                    0            54,800                   0                --

Richard Webb                                  0              133,333            66,666                   0                --

Thomas Webber                                 0               33,333            16,666                   0                --

Nathan Wechsler                               0               33,333            16,666                   0                --

William A. Weeks                              0               66,666            33,333                   0                --

Robert Weinstein                              0                    0           250,000                   0                --

Kenneth R. and Becki R. White                 0               10,000             5,000                   0                --

Robert S. Whitehouse                          0               66,666            33,333                   0                --

Gary L. Willoughby and Sarah
Q. Willoughby                                 0              200,000           100,000                   0                --

Kevin Wilson                                  0                    0            95,000                   0                --

Alan Yates                                    0               90,000            45,000                   0                --

Richard F. Zeller                             0               66,666            33,333                   0                --

John A. Zimmer and Lynda E. Zimmer            0               30,000            15,000                   0                --

----------
(1) Number of shares in this column exclude the number of shares issuable upon exercise of warrants which are included in the next column.

(2) Includes 250,000 shares issuable upon exercise of warrants held by Morry Kalimian as Custodian for Ariel Kalimian over which Morry Kalimian holds sole dispositive power.

      In March 2004, we issued to certain selling stockholders convertible debentures in the aggregate principal amount of $1,315,000 at an interest rate of 10%, plus warrants to purchase 6,575,000 shares of our common stock at $0.10 per share. Under the terms of the debentures, these selling stockholders had the option to convert the principal balance of the debentures, in whole or in part, into shares of our common stock at a conversion price equal to $0.10 per share. These debentures matured on April 11, 2004, and we were unable to pay off the debentures at maturity. In July 2004, we agreed with the selling stockholders who were also holders of these debentures and warrants to extend the maturity of this indebtedness to August 11, 2004. In return, we agreed to reduce the conversion price of the debentures to $0.05 per share and to reduce the exercise price of their warrants to $0.05 per share. We paid off the debt of $1,315,000 and interest of $142,668 on August 6, 2004 with the proceeds of our most recent private placement transaction.

                                     EXPERTS

      Certain legal matters in connection with the shares of our common stock offered for resale in this prospectus have been passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York.

      Pollard-Kelley Auditing Services, Inc. has audited our consolidated financial statements as of December 31, 2003 and 2002, and for each of the years in the two-year period ended December 31, 2003, as set forth in its report, which appears herein.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Our amended and restated charter contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. Furthermore, our amended and restated by-laws contain provisions to indemnify our directors and officers to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware. These provisions do not limit or eliminate our right or the right of any stockholder of ours to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On June 18, 2004, we entered into a placement agency agreement with Casimir Capital, L.P. As compensation for services rendered in connection with our recent private placement, we paid to Casimir a cash fee equal to 10% of the aggregate gross proceeds of the private placement, and warrants to purchase the number of shares of our common stock equal to 10% of the number of shares and warrants issued to the investors. We are also obligated to pay Casimir a cash fee equal to 4% of the gross proceeds received by us from each exercise of warrants granted in our recent private placement upon each exercise (other than cashless exercises) of these warrants.

      In order to induce investors to participate in the private placement, we entered into the following agreements:

      On July 7, 2004, we entered into a letter agreement with Alex Gonzalez, our chief executive officer, pursuant to which Mr. Gonzalez agreed to contribute to our capital stock an aggregate of 13,762,122 shares of our common stock. Mr. Gonzalez is also employed under an employment agreement with us. Under his employment agreement, Mr. Gonzalez is entitled to receive options to purchase up to 13,762,122 shares of our common stock. See "Executive Compensation--Employment Agreements."

      On July 7, 2004, we entered into a letter agreement with Joe Chris Alexander, our vice president of operations, pursuant to which Mr. Alexander agreed to contribute to our capital stock 883,334 shares of our common stock. Mr. Alexander is also employed under an employment agreement with us. Under his employment agreement, Mr. Alexander is entitled to receive options to purchase up to 883,334 shares of our common stock. See "Executive Compensation--Employment Agreements."

      On July 7, 2004, we entered into a letter agreement with Ronald J. Marosko, Jr., our vice president of information technology, pursuant to which Mr. Marosko of the Securities Act agreed to contribute to our capital stock 883,334 shares of our common stock. Mr. Marosko of the Securities Act is also employed under an employment agreement with us. Under his employment agreement, Mr. Marosko of the Securities Act is entitled to receive options to purchase up to 883,334 shares of our common stock. See "Executive Compensation--Employment Agreements."

      Alex Gonzalez, our chief executive officer, has guaranteed a number of our loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

                             DESCRIPTION OF BUSINESS

                               Corporate Structure

      We were incorporated as a private company on July 7, 1998 in Texas under the name Partners Alliance Group, Inc.

      On January 1, 2001, West-Tex Internet, Inc. contributed its assets to us, which established us as an Internet service provider. On November 30, 2001, we acquired Overland Network, Inc., a company engaged in providing dial up and broadband wireless Internet services in the Trans Pecos region of Texas.

      On May 31, 2002, we purchased the assets and operations of Brooks Data Consultants, Inc. This purchase expanded our Internet Service Provider area and we also obtained from Brooks Data Consultants a five-year covenant not to compete, within a 50-mile radius of our operations, including the areas purchased.

      On April 1, 2003, we changed our name to Wireless Frontier Internet, Inc.

      On June 1, 2003, we entered into an agreement to purchase all the assets and assume certain liabilities of Momentum Online Computer Services, Inc. in exchange for shares of our common stock. This purchase further expanded our Internet Service Provider area to the Highway 281 corridor, that extends roughly from south of the Dallas-Fort Worth area to the north of San Antonio. See also "Litigation."

      On June 30, 2003, we entered into an agreement to purchase all the assets of Kolinek Internet service for shares of our common stock. This purchase expanded our Internet Service Provider area in the Highway 281 corridor.

      On June 30, 2003, we entered into an agreement to purchase all the assets of Strategic Abstract & Title Corporation in exchange for shares of our common stock. Strategic Abstract is a title company and the purchase of this company was primarily for the assets which include three buildings. During the second quarter of 2004, we determined that the business of Strategic Abstract did not match our direction. On June 9, 2004, we returned to the former owner of Strategic Abstract the assets we acquired in this transaction and the former owner returned the shares of our common stock we issued to him. We also issued to the former owner warrants to purchase 250,000 shares of our common stock.

      On or about July 1, 2003, we acquired all the outstanding shares of US Mex Communications and West Texas Horizons for shares of our common stock and the assumption of a promissory note. The acquired company sells phone cards and provides pay phone services in Southwestern Texas.

      On September 30, 2003, we entered into a merger agreement with Fremont Corporation, a publicly-traded company. Pursuant to the merger agreement, a wholly owned subsidiary of Fremont, was merged into us, with us being the surviving corporation. As a result of this transaction, we became a wholly owned subsidiary of Fremont.

      On September 30, 2003, we entered into an asset purchase agreement with Bartell & Griffith, LTD. L.L.P. d/b/a Xramp to purchase certain assets and Internet subscribers of the partnership for shares of our common stock and a note for $50,000.

      On February 9, 2004, we entered into a stock purchase agreement with the shareholders of Office Products Incorporated Computed Division in exchange for shares of our common stock. This purchase has expanded our operations into the Great Bend, Kansas area.

      On March 17, 2004, we acquired assets of BCOM.NET, INC. in exchange for shares of our common stock. The purchase expanded our reach into southern Texas.

      On April 5, 2004, we purchased certain assets and Internet subscribers from RayTech Internet, Inc. This purchase extended our service to Big Springs, Texas on Interstate 20.

                                    Business

      We are a wireless broadband Internet service provider located in Fort Stockton, Texas. In addition, we are a traditional Internet service provider. We currently provide services to customers in over 100 cities throughout Southwest Texas and Kansas. Our strategy is to deliver efficient, reliable and cost effective solutions to bringing high-speed Internet access to rural markets within the United States. We believe we have positioned ourselves to meet the Internet access needs of organizations and consumers which require broadband access to the Internet in their operating areas, but do not have access to cable or DSL from the traditional service providers.

      We offer broadband Internet service through a network of point-to-point and point-to-multipoint wireless networks. We use terrestrial circuits to connect the Internet backbone and then distributes the signal through a series of towers and repeaters to customer premises equipment located at the subscriber's residence or business. Also, by utilizing the expertise of our network engineers, we deliver value-added services to our subscribers by offering network integration services. These services are provided by selling, installing and maintaining the hardware necessary for virtual private networks, or "VPN's," Voice over IP, or "VoIP," and data integration services.

      We focus our primary marketing efforts on providing wireless broadband access services to customers located in rural areas of Texas and Kansas and then throughout the United States. We also focus on cities of less than 150,000 inhabitants. We offer network reliability complemented by quality customer support.

                                    Strategy

      Our business strategy revolves around the need to provide quality wireless and dial-up Internet access to clients, in the process fully satisfying their Internet data needs, at a fraction of the time and cost of traditional wire-line providers. We intend to grow our customer base as rapidly as possible, while maintaining a higher than average level of service and support for the customers and their needs. We intend to implement our growth strategy through the marketing of services and the acquisition of both dial-up and wireless Internet service providers. In addition, we intend to continue our networking and telecommunications equipment sales.

      Our business focuses on increasing Wi-fi penetration in a greater market area. Our services are designed and intended to deliver efficient, reliable, and cost-effective solutions, bringing high-speed Internet access to rural markets within the United States. We believe that we are in a position to meet the Internet access needs of Wi-fi consumers. Users in rural areas require broadband access to the Internet, but often may not have access to cable or digital subscriber line connections from traditional service providers. These customers are typically found in cities with less than 150,000 inhabitants in North America, and in most suburban and semi-rural areas where there are few Internet access options other than traditional telephone dial-up connections.

      Consumers in rural areas desire affordable high-speed Internet access. Consumer demand in rural areas for faster, broadband transmission speeds has largely remained unsatisfied because a growing portion of the market has found itself "priced out" of the "broadband revolution". Especially critical in this regard has been the ability to deliver broadband content over the "last mile" (the connection between the Internet backbone and the end-user), which is the central data bottleneck in telecommunications networks today.

      We are focused on providing the solution to the "last mile" problem faced by traditional wired telecommunications services, namely the ability to build out a network that provides the level of services demanded by end users. In medium to small markets, and in areas of the United States with limited or no existing telecommunications infrastructure, the cost to install or upgrade wired services to provide the level of access customers expect is prohibitive. We believe that our fixed wireless Internet access services are faster and less expensive to deploy than traditional wired services, with a lower cost-per-user to install, deploy and manage.

      Our wireless network services are designed to operate in the license-free ISM radio spectrum, which facilitates a more rapid and low-cost market introduction for service providers than for licensed or hardwire solutions. Our products utilize direct sequence spectrum or DSS communications, which ensures reliable, secure, low-interference communications.

                                   The Market

      The market for our fixed wireless access service is driven by the worldwide demand for Internet access as well as the increasing demand for high speed Internet access. Our target market in North America is comprised of cities with a population of fewer than 150,000, suburban areas of larger cities and industrial parks. In these markets, our services address the demands of organizations and consumers who require broadband access to the Internet, but often do not have access to cable or digital subscriber line connections from traditional service providers. We believe that the growth of our business will be driven by the following:

      o     growth in the number of Internet users world wide;

      o     growing demand for high speed Internet access;

      o scarcity of access technologies that are capable of efficiently and economically delivering more than 1 Mbps;

      o     lack of wireline infrastructures; and

      o lack of suitable broadband access technologies in rural and suburban areas in North America.

      In meeting these market requirements, we believe our fixed wireless access service offers the following features:

      o instant blanket coverage without digging up streets or leasing capacity from competitors;

      o a pay-as-you-grow deployment model, which allows for lower-cost market entry (compared to fixed wire or cable based systems) with incremental costs matched to incremental revenues;

      o bandwidth increments that address the requirements of small and mid-size businesses;

      o point-to-multipoint technology allowing for burstable, bandwidth on demand services, which are specially suited towards a data-centric environment;

      o wireless technology which enables those who do not have access to copper, coaxial or fiber optic wire to participate in the high-speed Internet access market;

      o significant cost advantages through the use of license-free radio frequencies; and

      o easy to set up, non-line-of-sight modems resulting in further significant cost savings by avoiding expensive truck rolls to install customer premise equipment.

      Currently, our products operate in the unlicensed spectrum, specifically 900 MHz and 2.4 GHz. We believe that our 900 MHz products in particular could enjoy wide acceptance because of their non-line-of-sight and easy to set up features. Deployments that combine business and consumer subscribers can be shown to offer a viable and profitable business case for service operators.

                                   Regulation

      To date, our technology is deployed in license-free frequency bands. As such, our products have not been subject to any wireless or transmission licensing in the United States, Canada and many other jurisdictions worldwide. Our products are required, however, to be approved by the Federal Communications Commission for use in the United States, by the Federal Ministry of Industry and Department of Industry in Canada, for use in Canada, and other regulatory bodies for use in other jurisdictions, to ensure they meet the rigorous requirements for use of these bands.

      Continued license-free operation will depend upon the continuation of existing government policy and, while we are not aware of any policy changes planned or expected, there can be no assurances that we will be able to continue to operate without a license. License-free operation of our products in the 902 to 928 MHz and the 2.4 GHz bands is subordinate to certain licensed and unlicensed uses of the bands, and our products must not cause harmful interference to other equipment operating in the bands and must accept interference from any of them. If we should be unable to eliminate any such harmful interference, or should our products be unable to accept interference caused by others, we or our customers could be required to cease operations in the bands in the locations affected by the harmful interference. Additionally, in the event the 902 to 928 MHz or the 2.4 GHz bands becomes unacceptably crowded, and no additional frequencies are allocated, our business could be adversely affected.

                                    Employees

      As of December 22, 2004, we had 38 total employees, all of whom were full-time employees.

                       Where You Can Find More Information

      We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file with the SEC at the public reference facilities the SEC maintains at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of these materials by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

      The SEC also maintains a web site, the address of which is http://www.sec.gov. That site also contains our annual, quarterly and special reports, proxy statements, information statements and other information.

      This prospectus is part of a registration statement that we filed with the SEC. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC's web site.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                  Introduction

      The following discussion of our financial condition and results of our operations should be read in conjunction with the Financial Statements and Notes thereto contained elsewhere in this report. This document contains certain forward-looking statements including, among others, anticipated trends in our financial condition and results of operations and our business strategy. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Important factors to consider in evaluating such forward-looking statements include, but are not limited to those set forth in "Risk Factors" above.

                                Plan of Operation

      The Company is a wireless broadband Internet service provider located in Fort Stockton, Texas. In addition, the Company is also a traditional Internet service provider. The Company currently provides services to customers in over 100 cities throughout Southwest Texas and Kansas. The Company was designed to deliver efficient, reliable and cost effective solutions to bringing high-speed Internet access to rural markets within the United States. The Company believes it has positioned itself to meet the Internet access needs of organizations and consumers which require broadband access to the Internet in its operating area, but do not have access to cable or DSL from the traditional service providers.

      The Company offers broadband Internet service through a network of point-to-point and point-to-multipoint wireless networks. The Company uses terrestrial circuits to connect the Internet backbone and then distributes the signal through a series of towers and repeaters to customer premise equipment
(CPE) located at the subscriber's residence or business. Also, by utilizing the expertise of the Company's Network Engineers, the Company delivers value added services to its subscribers by offering network integration services. This service is provided by selling, installing and maintaining the hardware necessary for virtual private networks (VPN's), Voice over IP (VoIP) and data integration services.

      The Company focuses its primary marketing efforts on providing wireless broadband access services to customers located in rural areas of Texas and Kansas and then throughout the United States. The Company also focuses on cities of less than 150,000 inhabitants. As the Company positions itself as a high quality service provider, it targets to offer network reliability complemented by quality customer support.

      The Company plans to continue to make acquisitions of complementary companies, products and technologies. In order to implement these strategies and to fund its operations and repay its indebtedness, the Company anticipates that it will need to obtain additional capital in the future. Please see discussion below under "Liquidity and Capital Resources."

                             Discontinued Operations

      The Company discontinued all of the operations of the Fremont businesses in late 1998 and 1999, due to lack of capital, bad debt and unprofitability. Any assets were liquidated or written off. Debts were settled or negotiated. No operating results of the prior Fremont businesses are included in this discussion or in the operating statements of the Company due to such discontinuance.

                              Results of Operations

Results of operations for the nine months ended September 30, 2004 compared to the nine months ended September 30, 2003.

      For the nine months ended September 30, 2004 and 2003, equipment sales were $930,221 and $105,344, respectively. Internet service revenue was $2,293,270 and $2,691,477 for the nine months ended September 30, 2004 and 2003, respectively. The increase in equipment sales is primarily from the acquisitions expanding our customer base. The decrease in internet service revenue reflects some large community network service grants that were recognized in the second quarter of 2003. For the nine months ended September 30, 2004 and 2003, revenue from community service network grants was $183,212 and $1,161,252, respectively. Without this revenue source in the 2003 periods, the comparison with 2004 reflects an increase in subscriber revenue and other internet income due primarily from the acquisitions expanding our customer base.

      The cost of equipment sales was $657,433 for the nine months ended September 30, 2004, which consists of purchasing equipment and accessories. The cost of Internet services was $982,312 for the nine months ended September 30, 2004, which consists of telephone lines, installation costs, rental costs, and service costs.

      The gross profit margin for equipment sales was 29% for the nine months ended September 30, 2004 compared to (17)% for the nine months ended September 30, 2003. The loss in gross margin for the nine months in 2003 reflects a pricing practice during that period that weighted higher margins on installation services than the equipment itself. This is primarily a reflection of the sales to the Community Networks during that period that had higher gross margins on service and lower gross margins on equipment. The gross profit margin for Internet sales was 57% for the nine months ended September 30, 2004, compared to 62% for the nine months ended September 30, 2003. The higher margin in the nine month gross profit in 2003 is the result of the large community network service grants that were recognized in the second quarter of 2003. There was very little additional cost incurred by the Company to perform the services under these grants and the corresponding gross margins reflect that. These grants are considered to be isolated opportunities for the Company, and the Company has not received any additional grants in 2004.

      The Company incurred operating expenses of $3,146,476 for the nine months ended September 30, 2004, compared to $2,031,650 for the nine months ended September 30, 2003, a total increase of 55%. The major components of the expenses were as follows:

                                                         Nine Months Ended     Nine Months Ended
General and Administrative Expenses:                     September 30, 2004   September 30 ,2003     Percentage Change
                                                         ------------------   ------------------     -----------------
Advertising and promotion                                  $     42,352          $   50,325                  (16)%

Legal and professional                                          614,175             144,975                  324%

Auto and travel                                                 176,243             174,060                    1%

Commissions and contract labor                                  108,861              36,255                  200%

Office expenses and supplies                                     87,988             145,170                  (39)%

Insurance                                                       119,153              62,968                   89%

Rent                                                             65,957              48,547                   36%

Salaries and wages                                            1,495,703           1,136,194                   32%

Taxes                                                           204,476             137,644                   49%

Utilities                                                       101,737              87,619                   16%

Depreciation and amortization:                                  687,744             265,072                  189%

      The increase in the Company's expenses for the nine months ended September 30, 2004, compared to the same period in 2003 was primarily due to (i) an increase in legal and professional fees primarily due to the Company's merger with Fremont and the associated SEC filings, the ongoing costs of operating as a public company, and the litigation with the former owner of Momentum; (ii) an increase in salaries and wages due to the hiring of additional staff from the Company's acquisition of additional companies, and due to the increase in staff required to manage the public company; and (iii) the increase of the depreciation and amortization costs with the acquisition of new companies. In addition, the Company's interest expenses for the nine months ended September 30, 2004 compared to the same period in 2003 increased due to a non-cash interest expense that was incurred from the debenture offering in March through August of 2004. The Company believes that while the trend of losses may continue, 2004 expenses reflect investment in future operational capabilities as a company and management believes that revenues will increase without substantial expense increases. The Company has already taken steps to reduce the number of employees and to decrease operating expenses. The lawsuit involving Momentum has prevented the Company from making such changes to this operation even though the results from that operation are included in the Company's financial statements.

Results of operations for the year ended December 31, 2003 compared to year ended December 31, 2002.

      For the years ended December 31, 2003 and December 31, 2002, equipment sales were $1,930,091 and $1,442,901, respectively. Internet service revenue was $1,769,010 and $653,817 for the twelve months ended December 31, 2003 and December 31, 2002, respectively. Total sales for the Company grew from $2,096,718 in 2002 to $3,699,101 in 2003. The overall increase in sales is primarily from the acquisitions that expanded our customer base. The total gross profit margin for 2002 was 45% compared to 60% for 2003. This increase in profit margin reflects some large community network service grants that were recognized primarily in the second quarter of 2003. This source of revenue was limited and was approximately $799,000 in 2003 and $122,000 in 2002. Without this revenue source in both periods, the gross profit margin for 2003 would have been 38.5%, and for 2002 would have been 39.5%. These normalized margins are consistent between the two periods.

      The Company incurred total operations expenses of $3,425,443 in 2003 compared to $979,793 in 2002, a total increase of 349%. The major components of the expenses were as follows:

                                                      2003 Expenses       2002 Expenses        Percentage
                                                      -------------       -------------        ----------
Advertising and promotion                             $     88,269               19,199              459%

Legal and professional                                     223,468                7,500            2,980

Auto and travel                                            209,499               58,057              361

Commissions and contract labor                              96,591               14,702              657

Office expenses and supplies                               228,702               52,967              432

Salary and wages                                         1,493,952              434,618              344

Taxes                                                      259,325               68,509              379

Utilities                                                  119,957               39,885              301

Amortization and depreciation                              520,318              155,754              334

      The substantial increases in costs of operations of 349% compares to substantial increases in gross profit of 234% over prior year. The increase in the Company's expenses in 2003 compared to the same period in 2002 was primarily due to (i) an increase in legal and professional fees due to the Company's merger with Fremont; (ii) an increase in auto and travel expenses due to the Company seeking to acquire other companies and servicing and supporting new territories we acquired; and (iii) an increase in salaries and wages due to the hiring of additional staff to support the Company's acquisition of additional companies and to promote the growth of those companies. Taxes, amortization and depreciation expenses have increased due to the purchase of fixed assets and intangible costs from acquisitions.

      The Company sustained a net loss of $711,264 in 2003 after other income of $488,704) as compared to a net loss of $21,739 in 2002 (after other income of $8,070). Other income of $488,704 in 2003 was forgiveness of debt pursuant to the merger agreement with Fremont Corporation. The net loss per share was $.03 in 2003 and the loss was nominal per share in 2002.

Results of operation for the year ended December 31, 2002 compared to year ended December 31, 2001

      For the years ended December 31, 2002 and December 31, 2001, equipment sales were $1,442,901 and $1,107,164, respectively. Internet service revenue was $653,817 and $230,239 for the twelve months ended December 31, 2002 and December 31, 2001, respectively. Total sales for the Company grew from $1,337,403 in 2001 to $2,096,718 in 2002. The overall increase in sales is primarily from the acquisitions that expanded our customer base. The total gross profit margin for 2001 was 33% compared to 45% for 2002. This overall increase in profit margin is due to higher margins of 40% in 2002 equipment sales than in 2001 of 24%. The margins from equipment sales represent 61% of the total gross margins in both periods. The gross profit margin from Internet services declined to 57% in 2002 from 74% in 2001 due to an increased commitment to telephone circuits as the Company grew its Internet infrastructure.

      The Company incurred total operations expenses of $979,793 in 2002 compared to $610,100 in 2001, a total increase of 61%. The major components of the expenses were as follows:

                                                                                          Percentage
General and Administrative Expenses:              2002 Expenses        2001 Expenses        Change
                                                  -------------        -------------      ----------
Advertising and promotion                           $ 19,199              $  7,406           159%

Auto and travel                                       58,057                41,850            39

Commissions and contract labor                        14,702                69,692          (374)

Office expenses and supplies                          52,967                25,213           110

Insurance                                             23,732                16,570            43

Interest                                              55,188                22,938           141

Salary and wages                                     434,618               187,001           132

Utilities                                             39,885                20,893            91

Amortization and depreciation                        155,754               114,656            36

      The increase in the Company's expenses for the year ended December 31, 2002 compared to the same period in 2001 was primarily due to (i) an increase in travel expenses related to attracting more customers and acquisition candidates;
(ii) an increase in office expenses related to the growth in the number of personnel over the past 12 months; (iii) an increase in interest expense from loans used to buy equipment; (iv) salaries and wages due to the hiring of additional staff and from the Company's acquisition of additional companies; and
(v) the increase of the depreciation and amortization costs with the Company's acquisitions.

                         Liquidity and Capital Resources

Liquidity and Capital Resources

      At September 30, 2004, we had a working capital deficit of $673,317, due primarily to the current maturities of debt of $974,587. We have historically sustained our operations and funded our capital requirements with the funds received from loans received from various financial institutions, as well as the private placement of equity securities and debentures, as more fully described below. The Company is also applying for low interest loans and grants from various Federal agencies who are promoting the proliferation of broadband services throughout rural America. We believe that the Company qualifies for these loans and grants, but there is no guarantee that we will receive any funds from this effort. The Company will continue to seek other methods of funding its operations, primarily from the sale of its common stock or debt securities.

      In order to reduce the number of shares outstanding, certain officers and founders of the Company contributed an aggregate of 16,628,790 shares to the Company that were subsequently cancelled on July 7, 2004.

These officers were also awarded stock options to purchase up to 16,628,790 shares of the Company's common stock with escalating strike prices beginning at $0.25 per share.

      As of September 30, 2004, we had $200,708 in cash and $130,782 in accounts receivable that could be used in connection with funding our operations. The Company anticipates funding its operations from additional sales of its common stock or issuance of additional debt. If adequate funds are not available, we may be unable to repay the remaining short-term indebtedness or to grow and expand our business, in which case there would be substantial doubt about our ability to continue as a going concern.

      We believe that the impact of inflation on our operations since our inception has not been material.

      In March 2004, the Company issued convertible debentures to a number of noteholders, in the aggregate principal amount of $1,315,000, at an interest rate of 10%, plus late penalties, and warrants to purchase an aggregate of 6,575,000 shares of the Company's common stock at an exercise price of $0.10 per share. The award of these warrants and the subsequent change of the strike price to $0.05 generated a non-cash interest expense of $657,500 that is in the accompanying consolidated financial statements. Under the terms of the debentures, the noteholders had the option to convert the principal balance of the debentures, in whole or in part, into shares of the Company's common stock at a conversion price equal to $0.10 per share. These debentures matured on April 11, 2004, and the Company was unable to pay off the debentures at maturity. In July 2004, the Company agreed with the noteholders to extend the maturity date to August 11, 2004 and to reduce the conversion price of the debentures to $0.05 per share. The change in price of this beneficial conversion feature generated a non-cash interest expense of $328,750 that is reported in the accompanying consolidated financial statements. The Company paid the debt plus interest of $172,000 with the proceeds of a Private Placement Offering on August 6, 2004. Pursuant to a letter agreement between the Company and the noteholders, the warrants are now exercisable for $0.05 per share.

      We will need to obtain additional capital in the future. We were successful in raising $3,264,592 in a private placement offering that closed in July through September 2004. The proceeds were used for (i) payment of legal and placement fees of $865,138; (ii) repayment of debentures with interest and penalties of $1,487,000; (iii) current payables and bank debt of approximately $800,000; and (iv) future working capital of approximately $534,000. We intend to obtain funding through the use of various types of short-term funding, loans or working capital financing arrangements from banks or financial institutions. It may also be necessary for us to raise additional capital in public or private equity markets. Our ability to raise additional capital in public or private markets will depend primarily upon prevailing market conditions and the demand for our products and services. No assurance can be given that we will be able to raise additional capital, when needed or at all, or that such capital, if available, will be on terms acceptable to the Company. Any additional sale of our common stock will also dilute the percentage of ownership of our existing shareholders. Please see "Note 4." to the financial statements in this filing for a discussion of the Company's debt.

      As we generally obtain most of our funding from operations, a decrease in revenue could negatively impact our short and long term liquidity. We believe that the impact of inflation on our operations since our inception has not been material.

      Cash used in operations for the year ended December 31, 2003 was $1,244,989 compared to $19,497 generated from operations for the year ended December 31, 2002. The primary reason for the reduced level of cash generation in 2003 was due to losses and implementation of new services during 2003.

      Working capital as at December 31, 2003 decreased to a deficit of $851,004 from $1,294 as at December 31, 2002. The decrease in working capital was due primarily to the ramp-up of services and the acceleration of business activity in 2003.

      In 2003, the Company sold 8,997,894 shares of Common stock for $1,276,532. The original number of shares sold was 899,789. The sales were renegotiated in January 2004 to 8,997,894 shares.

Lines of Credit

      On November 14, 2002, the Company entered into a Line of Credit Agreement with a local bank for $170,000 due June 4, 2004. This loan was subsequently renewed and is now due on December 20, 2004. The interest rate is 6.75%. The loan is secured by all accounts and other rights to payments, inventories, equipment, instruments and chattel paper, general intangibles, documents, and deposit accounts owned by the Company. The majority shareholder and officer of the Company also guaranteed the loan. The balance due at June 30, 2004 was $170,000. The Company is on good terms with this lender and we have no reason to believe that this lender will not renew this loan in the future.

      On June 1, 2003, in connection with the acquisition of Momentum, the Company assumed a Line of Credit Agreement dated November 11, 2002 with a local bank for $75,000 payable on demand and if no demand is made, then on November 22, 2003. The note was renewed in December 2003 when an interest payment was made; the maturity date was revised to be June 19, 2004 and the interest rate was revised to be 8.5%. [The Company believes that this note has been renewed.] The loan is secured by all monies the Company has on deposit with the bank. The note is guaranteed by the former shareholder of Momentum, who is also an Officer of the Company. At June 30, 2004 the balance outstanding for the Company under this agreement was $55,656.

Notes Payable

      In connection with the Momentum acquisition, on April 1, 2003 the Company entered into a loan agreement with an individual and shareholder for $59,250 for working capital funds advance to the Momentum since inception. The loan is due on demand with an 8% interest rate. Accruing interest is due monthly. The note is unsecured. The balance due at June 30, 2004 was $54,885. The Company is unsure of the status of this note due to the ongoing litigation with Momentum.

      On December 18, 2003, the Company entered into a loan agreement with a Bank for $353,279. The interest rate varies at two points over the Wall Street Journal Prime Rate. The rate at June 30, 2004 was 6%. The note was renewed and now matures on September 17, 2004. The note is secured by all vehicles, office equipment, accounts receivable, telephone equipment and all other assets. At June 30, 2004 the balance outstanding under this agreement was $328,279. The Company is on good terms with this lender and we have no reason to believe that this lender will not renew this loan in the future. This note was renewed on September 24, 2004 for six months.

      On February 9, 2004, the Company entered into a stock purchase agreement with Office Products Incorporated, Computer Division. This agreement called for $373,252 to be paid in stock and cash within 90 days from the signing of the agreement. This amount has not been paid as of August 16, 2004. At June 30, 2004, the balance outstanding under this agreement was $373,252. On February 9, 2004, the Company agreed to repay $350,620 over time. The Company paid $90,000 on the agreement date and will pay $20,000 per month plus simple interest of 10%.

Long-Term Debt

      On May 30, 2002, the Company entered into a loan agreement with a local bank for $469,073. The loan calls for 24 monthly payments of $7,000, followed by 47 monthly payments of $8,500 and 1 payment of $11,603. All payments include interest at 6.75%, which varies with the Wall Street Journal Prime Rate. The loan is secured by all equipment, accounts receivable, and inventories whether now owned or hereafter acquired, wherever located. Certain shareholders and officers of the Company also guaranteed the loan. The balance outstanding at June 30, 2004 was $362,890.

      On January 8, 2003, the Company entered into a loan agreement with a local bank for $14,500. The loan calls for 30 monthly payments of $532 including interest. The initial interest was 7.5%, which varies with Wall Street Journal Prime Rate. The loan is secured by the vehicle purchased. Certain shareholders and officers of the Company also guaranteed the loan. At June 30, 2004, the balance outstanding under this agreement was $7,110.

      On April 15, 2003, the Company entered into a loan agreement with a local bank for $88,340. The loan calls for 60 monthly payments of $1,566 plus interest. The initial interest was 6.75%, which varies with the Wall Street Journal Prime Rate. The loan is secured by the installation vehicles purchased. The majority shareholder and an officer of the Company also guaranteed the loan. At June 30, 2004, the balance outstanding under this agreement was $73,589.

      On April 15, 2003, the Company entered into a loan agreement with a Finance Company for $28,394. The loan calls for 60 monthly payments of $473 including 0% interest. The loan is secured by the vehicle purchased. The majority shareholder and an officer of the Company also guaranteed the loan. At June 30, 2004, the balance outstanding under this agreement was $22,739.

      On April 21, 2003, the Company entered into a loan agreement with a local Credit Union for $35,402. The loan calls for 60 monthly payments of $504 plus interest at 6.75%. The loan is secured by the installation vehicle purchased. The majority shareholder and an officer of the Company also guaranteed the loan. At June 30, 2004, the balance outstanding under this agreement was $29,498.

      On April 21, 2003, the Company entered into a loan agreement with a Finance Company for $38,702. The loan calls for 60 monthly payments of $645 plus interest at 6.25%. The loan is secured by the installation vehicle purchased. The majority shareholder and an officer of the Company also guaranteed the loan. At June 30, 2004, the balance outstanding under this agreement was $31,588.

      On April 21, 2003, the Company entered into a loan agreement with a Finance Company for $35,402. The loan calls for 60 monthly payments of $571 plus interest at 6.25%. The loan is secured by the installation vehicle purchased. The majority shareholder and an officer of the Company also guaranteed the loan. At June 30, 2004, the balance outstanding under this agreement was $28,261.

      On May 1, 2003, the Company assumed a loan of an employee in exchange for the vehicle secured by the loan. The loan amount assumed was financed by a Finance Company and was for $32,005, the balance due at May 1, 2003. The loan calls for 40 additional monthly payments of $762 plus interest at 0%. The loan is secured by the installation vehicle purchased. The employee of the Company is still liable for the loan. At June 30, 2004, the balance outstanding under this agreement was $30,522.

      On May 1, 2003, the Company entered into a loan agreement with a Finance Company for $40,546. The loan calls for 60 monthly payments of $676 plus interest at 0%. The loan is secured by the installation vehicle purchased. The majority shareholder and an officer of the Company also guaranteed the loan. At June 30, 2004, the balance outstanding under this agreement was $32,471.

      In May 2003, the Company entered into a loan agreement with an individual for $90,000 effective to May 1, 2001 to purchase the Company's headquarters building in Fort Stockton, Texas. Rent paid since May 1, 2001 has been applied to the note and recorded as other income in the first quarter of 2003. The loan calls for 180 monthly payments of $900 including interest at 8.759%. The note is secured by the building. At June 30, 2004, the balance outstanding under this agreement was $76,296.

      On June 1, 2003, in connection with the acquisition of Momentum the Company assumed the following loans:

      On October 18, 2000, the Company entered into a loan agreement with a finance company for $25,860 to purchase a vehicle. The loan calls for 48 monthly payments of $658 including interest at 10.2%. The installation vehicle secures the note. A shareholder and officer of the Company also guaranteed the note. At June 30, 2004, the balance outstanding under this agreement was $2,569.

      On July 10, 2001, the Company entered into a loan agreement with a local bank for $54,785 to purchase equipment. The loan is due on demand and if no demand is made, then 35 monthly payments of $1,771 including interest at 10.0%. The equipment secures the note along with funds that the Company has on deposit with the bank.

A shareholder and officer of the Company also guaranteed the note. At June 30, 2004, the balance outstanding under this agreement was $4,552.

      On December 30, 2002, the Company entered into a loan agreement with a finance company for $13,600 to purchase equipment. The loan calls for 36 monthly payments of $465 including interest at 15.9%. The equipment secures the note. At June 30, 2004, the balance outstanding under this agreement was $7,171.

                                           Maturities on          Future Minimum
            Year ending December 31,      long-term debt          Lease Payments

                      2004                  $2,349,649               $79,494
                      2005                     223,047                65,094
                      2006                     153,877                56,994
                      2007                     143,252                56,994
                      2008                     125,350                56,994
                   Thereafter                        0                28,497

                         OFF-BALANCE SHEET ARRANGEMENTS

      We currently have no off-balance sheet arrangements.

                             DESCRIPTION OF PROPERTY

      We lease 2,700 square feet of office and light warehouse space in Fort Stockton, Texas under a lease that expires on December 31, 2004. The annual rent for this property is $9,000. We also lease 400 square feet of office space in Alpine, Texas under a lease that expires on February 28, 2008. The annual rent for this property is $8,100.

      We own a 2,000 square foot building in Fort Stockton, Texas which we use for our corporate offices.

      All of the above properties or leases are used for our operations.

                            MARKET FOR COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

                                     Market

      Our common stock is traded in the over-the-counter market under the symbol "WFRI.PK" (Pink Sheets). The table below sets forth the high and low price information for our common stock for the three months ended on the dates indicated. Such prices are inter-dealer prices, without mark-up, mark-down or commission and may not represent actual transactions. The full prices have been adjusted to reflect all stock splits effected prior to the date this prospectus is filed with the Securities and Exchange Commission.

                                              High              Low
                                              ----              ---
September 30, 2004                            $0.30            $0.10
June 30, 2004                                 $1.50            $0.14
March 31, 2004                                $0.90            $0.13

December 31, 2003                             $0.60            $0.165
September 30, 2003                            $0.75            $0.0005
June 30, 2003                                   *                *
March 31, 2003                                  *                *

December 31, 2002                               *                *
September 30, 2002                              *                *
June 30, 2002                                   *                *
March 31, 2002                                  *                *

----------
* (No reliable data is available from Pink Sheet reports due to the inactivity of the stock during this period.)

         As of December 22, 2004, there were approximately 2,728 holders of record of our common stock.

                                    Dividends

      We have neither declared nor paid any cash dividends on our common stock during the last two fiscal years, and it is not anticipated that any such dividend will be declared or paid in the foreseeable future. Any payment of dividends in the future will depend upon the amount of funds legally available and is contingent upon our earnings, financial condition, capital requirements, and other factors which our board of directors deem relevant.

                             EXECUTIVE COMPENSATION

                           Summary Compensation Table

      The following table summarizes the compensation earned by or paid to the Named Executive Officers for services rendered in all capacities during the fiscal years ended December 31, 2003, 2002 and 2001.

------------------------------------------------------------------------------------------------------------
Name and                                                            Salary         Bonus         All Other
Principal Position                                      Year         ($)            ($)         Compensation
Alex Gonzalez, Chairman &                               2003       $139,119            0             0
Chief Executive Officer                                 2002        $91,750            0             0
                                                        2001        $50,176            0             0

Jasper Knabb, President & Director                      2003        $96,808     $100,000             0
                                                        2002              0            0             0
                                                        2001              0            0             0
------------------------------------------------------------------------------------------------------------

                              Director Compensation

      We do not have any arrangements to provide compensation to our directors. During the last fiscal year we have not compensated any of our directors.

                              Employment Agreements

      Alex J. Gonzalez Employment Agreement. Alex J. Gonzalez, our chief executive officer, is employed under an employment agreement dated as of June 7, 2004, and effective as of January 1, 2004. The agreement has a three-year term from the date of the agreement with an automatic three-year renewal, unless terminated prior to the renewal date.

      Under his employment agreement, Mr. Gonzalez receives a base salary of $150,000 per year, which he may, at his option, defer, in which case the base salary will accrue interest at prime plus 1%. Mr. Gonzalez has the option to convert any or all of his base salary and accrued interest in a cash lump sum payment, or may accept payment in our common stock at a conversion rate of one hundred ten percent (110%) of the average closing bid of our common stock during the immediately preceding month. In addition, Mr. Gonzalez is entitled to receive options to purchase up to 13,762,122 shares of our common stock. These options will be exercisable in approximately equal installments over a four-year period as follows: (i) 25% of such option shall become exercisable on December 31, 2004 at a price of $0.25 per share; (ii) an additional 25% of such option shall become exercisable on December 31,

2005 at a price of $0.31 per share; (iii) an additional 25% of such option shall become exercisable on December 31, 2006 at a price of $0.40 per share; and (iv) an additional 25% of such option shall become exercisable on December 31, 2007 at price of $0.50 per share. Mr. Gonzalez is also eligible for annual cash bonuses as awarded by our board of directors.

      Mr. Gonzalez also has the right to participate, on the same basis as similarly situated employees, in our stock option plan if we choose to adopt one, as well as other company benefit programs. We have agreed to provide Mr. Gonzalez a full benefits package, including family medical insurance, employee disability and life insurance coverage of $1,000,000, with beneficiaries to be determined by Mr. Gonzalez.

      In the event that Mr. Gonzalez's employment is terminated (a) on his death; (b) by us for cause; (c) by us upon a material change in his status; (d) in the event of his disability; or (e) by him for "good cause," the following terms shall apply. On his death, Mr. Gonzalez will be entitled to receive his base salary through the date of death, and all other compensation and benefits then due and owing. In addition, all stock options, warrants and bonus stock will vest. Mr. Gonzalez's surviving heirs will also receive death benefits equal to fifty percent (50%) of his base salary as of the date of death, for the next thirty-six (36) months. If we terminate Mr. Gonzalez for cause, he will be entitled to receive all compensation due and owing through the last day actually worked, plus an amount equal to the base salary (less any amounts actually paid), and all other compensation then due and owing. If we terminate Mr. Gonzalez because either he is no longer an executive officer or we wind up our affairs or sell all or substantially all of our assets, Mr. Gonzalez will be entitled to receive his base salary, and all other compensation and benefits due and owing through the last day actually worked and one hundred thousand dollars ($100,000) in cash or tradable shares of our common stock. In addition, in lieu of liquidated damages, Mr. Gonzalez will receive his effective base salary for twenty-four (24) months following the date of termination, and his options and warrants will vest immediately. In the event of Mr. Gonzalez's disability, he will be entitled to receive all of his base salary, other compensation and benefits due and owing through the last day actually worked and disability benefits equal to fifty percent (50%) of his base salary, for the next thirty-six (36) month period or until he returns to work. If Mr. Gonzalez terminates his employment for "good cause," he will be entitled to receive amounts equal to his base salary and other compensation and benefits due and owing through the last day actually worked and one hundred thousand dollars ($100,000) in cash or tradable shares of our common stock. In addition, in lieu of liquidated damages, Mr. Gonzalez will receive his effective base salary for twenty-four (24) months following the date of termination, and his options and warrants will vest immediately.

      Kelly E. Simmons Employment Agreement. Kelly E. Simmons, our senior vice president and chief financial officer, is employed under an employment agreement dated as of May 26, 2004. The agreement has a one-year term from the date of the agreement with an automatic one-year renewal, unless terminated prior to the renewal date.

      Under his employment agreement, Mr. Simmons receives a base salary of $150,000 per year, which he may, at his option, defer, in which case the base salary will accrue interest at prime plus 1%. His base salary is subject to adjustment based on the awards granted to other executive officers of the company. Mr. Simmons has the option to convert any or all of his base salary and accrued interest to our common stock at a conversion rate of eighty percent (80%) of the average closing bid of our common stock during the immediately preceding month.

      Mr. Simmons is eligible for a bonus in an amount to be determined by our board of directors, with a minimum amount of $50,000 per year. For the year 2004, Mr. Simmons is eligible to receive a bonus equal to 1% of any capital funds raised, with a maximum amount of $55,000. In addition, Mr. Simmons is entitled to receive warrants to purchase up to 500,000 shares of our common stock, at an exercise price equal to $0.25 per share and an expiration date of five years from their respective vesting dates. These warrants became exercisable as follows: (i) warrants to purchase up to 50,000 shares became exercisable upon execution of the employment agreement; (ii) warrants to purchase up to 200,000 shares became exercisable upon completion of 90 days of employment; and (iii) warrants to purchase up to 250,000 shares became exercisable upon the completion of our first fund raise following the date of his agreement. As of September 14, 2004, all of the warrants became exercisable.

      Mr. Simmons also has the right to participate, on the same basis as similarly situated employees, in our stock option plan if we choose to adopt one, as well as other company benefit programs. We have agreed to provide Mr. Simmons with a full benefits package, including family medical insurance coverage.

      In the event that Mr. Simmons's employment is terminated (a) on his death;
(b) by us for cause; or (c) in the event of his disability, the following terms shall apply. On his death, Mr. Simmons will be entitled to receive his base salary through the date of death, and all other compensation and benefits then due and owing. In addition, all stock options, warrants, restricted and bonus stock will vest. Mr. Simmons's surviving heirs will also receive death benefits equal to fifty percent (50%) of his base salary as of the date of death, for the next twelve (12) months. If we terminate Mr. Simmons for cause, he will be entitled to receive all compensation then due and owing. In the event of Mr. Simmons's disability, he will be entitled to receive his base salary, and all other compensation and benefits due and owing through the last day actually worked as well as an amount equal to fifty percent (50%) of his base salary for the next twelve (12) months.

                              FINANCIAL STATEMENTS

Report of Independent Auditors                                               F-2

Consolidated Balance Sheet as of December 31, 2003 and 2002                  F-3

Consolidated Income Statement for the years ended
December 31, 2003 and 2002                                                   F-5

Consolidated Statement of Changes in Stockholders' Equity for
the years ended December 31, 2003 and 2002                                   F-6

Consolidated Statement of Cash Flows for the years ended
December 31, 2003 and 2002                                                   F-7

Notes to Financial Statements                                                F-8

Condensed Consolidated Balance Sheets as of September 30, 2004
and December 31, 2003                                                       F-25

Condensed Consolidated Statement of Operations
for the three and nine months ended September 30, 2004 and 2003             F-26

Condensed Consolidated Statements of Cash Flows
for the nine months ended September 30, 2004 and 2003                       F-27

Consolidated Statement of Changes in Stockholders' Equity
for the period ended June 30, 2004                                          F-28

Notes to Condensed Consolidated Financial Statements                        F-29

                     POLLARD-KELLEY AUDITING SERVICES, INC.
                                AUDITING SERVICES
                         3250 WEST MARKET ST, SUITE 307
                         FAIRLAWN, OH 44333 330-864-2265

Wireless Frontier Internet, Inc. and Subsidiary
Fort Stockton, Texas

We have audited the Consolidated Balance Sheet of Wireless Frontier Internet, Inc. and Subsidiary as of December 31, 2003 and 2002 and the related Consolidated Statements of Income, Changes in Stockholders' Equity, and Cash Flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on those financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. Audits include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Audits also include assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the financial statements referenced above present fairly, in all material respects, the financial position of Wireless Frontier Internet, Inc and Subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles accepted in the United States of America.

As discussed in Note 10 to the consolidated financial statements, the Momentum acquisition is currently in litigation. The ultimate outcome of the litigation cannot presently be determined. Accordingly, no liabilities or losses that may result upon adjudication have been recognized in the accompanying financial statements.

/s/Terance L. Kelley
Terance L. Kelley
Certified Public Accountant
Fairlawn, Ohio
February 7, 2004

WIRELESS FRONTIER INTERNET, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2003 AND 2002

                                     ASSETS

                                                       2003             2002
                                                   -----------      -----------
CURRENT ASSETS
         Cash                                      $   226,324      $   188,990
         Accounts receivable                           252,615          136,824
         Inventories                                   171,477           59,615
         Prepaid expenses                                2,525               --
                                                   -----------      -----------

                Total Current Assets                   652,941          385,429

FIXED ASSETS
         Buildings                                     375,000               --
         Equipment                                   2,086,873          621,079
         Vehicles                                      513,310           47,520
                                                   -----------      -----------
                                                     2,975,183          668,599
         Less: Accumulated depreciation               (596,577)        (233,610)
                                                   -----------      -----------
                                                     2,378,606          434,989

OTHER ASSETS
         Goodwill                                    3,680,438          505,966
         Covenants not to compete                       10,000           10,000
                                                   -----------      -----------
                                                     3,690,438          515,966
         Less: Accumulated amortization               (181,194)         (37,307)
                                                   -----------      -----------
                                                     3,509,244          478,659
         Shareholder receivables                            --           15,779
                                                   -----------      -----------
                                                     3,509,244          494,438
                                                   -----------      -----------

                Total Assets                       $ 6,540,791      $ 1,314,856
                                                   ===========      ===========

See accompanying notes and accountant's report.

WIRELESS FRONTIER INTERNET, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2003 AND 2002

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                         2003          2002
                                                      -----------   -----------
CURRENT LIABILITIES
         Line of credits                              $   225,656   $   246,110
         Current portion of long -  term debt             147,730        75,041
         Notes payable                                    458,165            --
         Accounts payable                                 627,384        27,084
         Accrued payroll                                   28,106        17,675
         Accrued interest                                   1,924         5,451
         Accrued taxes                                     14,980        12,774
                                                      -----------   -----------

               Total Current Liabilities                1,503,945       384,135

LONG - TERM DEBT
         Long - term debt                                 616,772       485,877

STOCKHOLDERS' EQUITY
         Common stock 100,000,000 shares authorized
             31,112,816 and 14,906,000 shares
             outstanding end of 2003 and 2002
             respectively, par value $.001 per share       31,113        14,906
         Additional contributed capital                 5,868,468       650,410
         Retained deficit                              (1,474,747)     (220,472)
         Treasury stock                                    (4,760)           --
                                                      -----------   -----------
                                                        4,420,074       444,844
                                                      -----------   -----------

         Total Liabilities and Stockholders' Equity   $ 6,540,791   $ 1,314,856
                                                      ===========   ===========

See accompanying notes and accountant's report.

WIRELESS FRONTIER INTERNET, INC.
CONSOLIDATED INCOME STATEMENT
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                       2003             2002
                                                   ------------    ------------

REVENUES
         Equipment Sales
              Revenues                             $  1,930,091    $  1,442,901
              Cost of sales                             484,757         865,201
                                                   ------------    ------------
                   Gross profit equipment sales       1,445,334         577,700
         Internet service
              Revenues                                1,769,010         653,817
              Cost of sales                             989,869         281,533
                                                   ------------    ------------
                   Gross profit internet sales          779,141         372,284
                                                   ------------    ------------

TOTAL GROSS PROFIT                                    2,224,475         949,984

GENERAL AND ADMINISTRATIVE
         Advertising and promotion                       88,269          19,199
         Amortization and depreciation                  520,318         155,754
         Legal and professional                         223,468           7,500
         Auto and travel                                209,499          58,057
         Commissions and contract labor                  96,591          14,702
         Office expenses and supplies                   228,702          52,967
         Insurance                                       48,658          23,732
         Interest                                        71,081          55,188
         Rent                                            43,878          44,453
         Repairs and maintenance                         20,745           5,229
         Salary and wages                             1,493,952         434,618
         Taxes                                          259,325          68,509
         Utilities                                      119,957          39,885
                                                   ------------    ------------
                                                      3,424,443         979,793
                                                   ------------    ------------
LOSS FROM OPERATIONS                                 (1,199,968)        (29,809)
         Other income                                   488,704           8,070
                                                   ------------    ------------

NET INCOME/(LOSS)                                  $   (711,264)   $    (21,739)
                                                   ============    ============

         Average shares outstanding                  21,647,297      14,906,000
         Earnings/(Loss) per share                 $      (0.03)   $         --

See accompanying notes and accountant's report.

WIRELESS FRONTIER INTERNET, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                   ADDITIONAL
                                         NUMBER OF      COMMON     CONTRIBUTED      RETAINED      TREASURY
                                          SHARES        STOCK         CAPITAL       DEFICIT        SHARES          TOTAL
                                        ----------   -----------   -----------    -----------    -----------    -----------
BALANCE  January 1, 2002                 7,453,000   $     1,000   $   664,316    $  (198,733)   $        --    $   466,583

Net Loss for 2002                               --            --            --        (21,739)            --        (21,739)
                                        ----------   -----------   -----------    -----------    -----------    -----------
BALANCE  December 31, 2002               7,453,000   $     1,000   $   664,316    $  (220,472)   $        --    $   444,844

Recapitalize for stock split             7,453,000        13,906       (13,906)            --             --             --

Shares sold                              4,498,947         4,499     1,272,033             --             --      1,276,532

Acquisitions
  Kolinek acquisition                      140,240           140        41,932             --             --         42,072
  Strategic Abstract acquisition         2,096,653         2,097       678,503             --             --        680,600
  Momuntum acquisition                     767,552           768     2,620,642             --             --      2,621,410
  US Mex -West Texas acquisition         1,103,320         1,103       329,893             --             --        330,996
  Xramp                                    165,000           165       164,835             --             --        165,000

Merger with Fremont Corporation          5,861,900         5,862            --       (543,011)        (4,760)      (541,909)
  Debt exchanged for stock in merger       448,204           448       110,220             --             --        110,668
  Services in connection with merger     1,125,000         1,125            --             --             --          1,125

Net Loss for 2003                               --            --            --       (711,264)            --       (711,264)

                                        ----------   -----------   -----------    -----------    -----------    -----------
BALANCE December 31, 2003               31,112,816   $    31,113   $ 5,868,468    $(1,474,747)   $    (4,760)   $ 4,420,074
                                        ==========   ===========   ===========    ===========    ===========    ===========

See accompanying notes and accountant's report.

WIRELESS FRONTIER INTERNET, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                          2003            2002
                                                      -----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss for the three months                    $  (711,264)   $  (21,739)
     Adjustments to reconcile net earnings to net
       cash provided (used) by operating activities:
         Depreciation                                     376,431       125,964
         Amortization                                     143,887        29,790
         (Loss) on sale of assets                          (5,793)           --
         (Less) Forgiveness of debt in Merger            (426,751)           --
         Stock issued for services                          1,525            --
       Changes in Current assets and liabilities:
         Decrease (Increase) in Accounts receivable         2,189      (101,406)
         Decrease (Increase) in Inventories               (85,145)      (59,615)
         Decrease (Increase) in Prepaid expenses           (2,525)           --
         Increase (Decrease) in Accounts payable          495,415        26,747
         Increase in Accrued payroll                        8,489         9,752
         Increase (Decrease) in Accrued interest          (27,704)        3,464
         Increase (Decrease) in Accrued taxes             (13,743)        6,540
                                                      -----------    ----------
         NET CASH (USED) BY OPERATING ACTIVITIES         (244,989)       19,497
                                                      -----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Decrease/(Increase) in Shareholder receivables        15,779        (4,100)
     Purchase of Goodwill                                      --      (222,875)
     Purchase of Covenant not to compete                       --        (5,000)
     Purchase of Fixed assets                          (1,506,871)      (81,247)
                                                      -----------    ----------
         NET CASH PROVIDED (USED) BY INVESTING
             ACTIVITIES                                (1,491,092)     (313,222)
                                                      -----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Sale of Common stock                               1,276,536            --
     Borrowings on Lines of Credit                        245,000       178,414
     (Payments) on Line of credit - net                  (324,875)           --
     Borrowings on Notes Payable                          403,279            --
     Increase in Long - term debt                         478,554       457,975
     Payments on Long - term debt                        (333,557)     (248,005)
                                                      -----------    ----------
         NET CASH USED BY FINANCING ACTIVITIES          1,744,937       388,384
                                                      -----------    ----------

NET INCREASE (DECREASE) IN CASH                             8,856        94,659
CASH AT BEGINNING OF PERIOD                               188,990        94,331
CASH ACQUIRED FROM MOMENTUM                                12,053
CASH ACQUIRED FROM STRATEGIC                               16,425            --
                                                      -----------    ----------
CASH AT END OF PERIOD                                 $   226,324    $  188,990
                                                      ===========    ==========

See accompanying notes and accountant's report.

                WIRELESS FRONTIER INTERNET, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

HISTORY

The Company was incorporated under the laws of the state of Texas on July 7, 1998 for the purpose of making equipment sales within the state of Texas and Colorado. On February 8, 2000 the controlling interest in the Company was purchased by the current majority shareholder.

The current majority shareholder, on January 1, 2001 contributed the assets and operations of West-Tex Internet to the Company. At that time the Company also became an Internet Service Provider with about 475 customers in the Fort Stockton, Texas area.

The Company purchased on November 30, 2001 the assets and operations of Overland Network for $200,000. This purchase expanded the Company's Internet Service Provider area to include Alpine, Fort Davis, Marathon and Marfa, Texas areas. The Company also obtained, for $5,000, a three-year covenant not to compete, within a 50-mile radius of the Company's operations including the areas purchased from the seller.

The Company purchased on May 31, 2002 the assets and operations of Brooks Data Consultants, Inc. for $245,000. This purchase expanded the Company's Internet Service Provider area to include Terlingua, Presidio, Sanderson, Sheffield, Comstock, Big Bend National Park and Heath Canyon, Texas areas. The Company also obtained, for $5,000, a five-year covenant not to compete, within a 50-mile radius of the Company's operations including the areas purchased, from the seller.

On January 20, 2003 the Company's Board of Directors declared a 100 to 1 stock split increasing the authorized common shares from 1,000,000 to 100,000,000.

On May 28, 2003 the stockholders of the Company exchanged all the outstanding shares of the Company for 7,453,000 shares of common stock. On the same date the Company's Board of Directors declared a 2 to 1 stock split. These financial statements reflect this split as if it happened at the beginning of the periods reported.

On June 1, 2003, the Company entered into an agreement to purchase all the assets and assume certain liabilities of Momentum Online Computer Services, Inc. for 767,552 shares of common stock valued at $2,621,410. The original agreement called for a purchase price of 436, 856 shares. The acquisition was renegotiated in December to 767,552 shares. This purchase expanded the Company's Internet Service Provider area to the Highway 281 of Texas corridor, which extends roughly from south of the Dallas, Fort

                        WIRELESS FRONTIER INTERNET, INC.
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Worth area to the north of San Antonio. The Company is presently involved in a lawsuit and other legal matters with the former owner of Momentum over the agreement and ownership of the assets purchased on June 1, 2003. See litigation footnote.

On June 30, 2003, the Company entered into an agreement to purchase all the assets of Kolinek Internet service for 140,240 shares of common stock. The acquisition was valued at $42,072. The original agreement called for a purchase price of 7,012 shares of common stock. The acquisition was renegotiated in December 2003 to 140,240 shares. This purchase expanded the Company's Internet Service Provider area in the Highway 281 of Texas corridor.

On June 30, 2003, the Company entered into an agreement to purchase all the assets of Strategic Abstract & Title Corporation for $4,000 and 2,096,653 shares of common stock valued at $680,600. The original agreement called for a purchase price of 104,166 shares of common stock. The acquisition was renegotiated in January 2004 to 2,096,653 shares. This purchase added three commercial buildings valued at $285,000 and the assets and business of Strategic Abstract & Title Corporation.

On or about July 1, 2003, the Company acquired all the outstanding shares of US Mex Communications and West Texas Horizons for 1,103,320 shares of the Company's common stock valued at $330,996 and the assumption of $51,000 in notes payable. The note was paid in full with the December 18, 2003 notes payable. The original agreement called for a purchase price of 55,166 shares of common stock. The acquisition was renegotiated in January 2004 to 1,103,320 shares. The acquired company sells phone cards and provides pay phone services in Southwestern Texas. All assets, liabilities and operations have been transferred to Wire Frontier Internet, Inc. (Texas). The corporations are now inactive subsidiaries at December 31, 2003.

On September 30, 2003, the Company entered into an Agreement and Plan of Merger with Fremont Corporation a publicly traded company. Pursuant to the merger agreement Networker Systems, Inc. , a wholly owned subsidiary of the Fremont, was merged into the Company with the Company being the surviving corporation. The shareholders of the Company exchanged all the outstanding shares of the Company for 16,026,579 shares of the common stock of Fremont in a one for one exchange. As a result of this transaction the Company became a wholly owned subsidiary of Fremont. In addition, Fremont also entered into an Asset Purchase Agreement with Million Treasure Enterprises Limited, a British Virgin Islands corporation. Pursuant to this agreement, Million acquired all of Fremont's equity interest in Winfill (a subsidiary of Fremont) for Millions return to

                WIRELESS FRONTIER INTERNET, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Fremont of the 661,654 shares of common stock held by Million, the cancellation of Million's warrant to purchase 2,000,000 shares of common stock and the forgiveness of all sums owed by Fremont to Million. This combination was treated as a reverse merger whereby the acquired company is treated as the acquiring company for accounting purposes. Also, in connection with this transaction the Company recognized $426,751 as Other income in the third quarter of 2003 as forgiveness of debt.

On September 30, 2003 the Company entered into an Asset Purchase Agreement with Limited Liability Partnership to purchase certain assets and Internet subscribers of the Partnership. The purchase price was 165,000 shares of the Company's common stock and a note for $50,000. The shares are to be issued April 16, 2004. The actual number of shares to be issued is based on the trading price of Company's stock on that date.

On February 9, 2004 the Company entered into an Agreement for Purchase and Sale of Stock with all the shareholders of Office Products Incorporated Computed Division, a Kansas Corporation for $1,295,434. Payment is to be made in common stock based on the price of the Company's stock on the day of payment. However the stock shall not be valued at a price greater than $. 75 per share. This agreement is effective January 1, 2004 and payment is to be made no later than May 9, 2004. See subsequence events footnote. The agreement will expand the Company's operations into the Great Bend, Kansas area.

As of December 31, 2003 the Company was a Wireless Internet Service Provider in southwest Texas, providing both wireless and dial-up services in addition to the equipment sales.

Cash and Cash Equivalents

For the purposes of the statement of cash flows, the Company considers all short-term debt securities to be cash equivalents.

Cash paid during the six months for:

                                                               2003
                                                               ----

Interest                                                     $74,608
Income taxes                                                   -0-

                WIRELESS FRONTIER INTERNET, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Income taxes

The Company accounts for income taxes under a method, which requires a company to, recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements carrying amounts and tax basis of assets and liabilities using enacted tax rates. The Company presently prepares its tax return on the cash basis and its financial statements on the accrual basis. No deferred tax assets or liabilities have been recognized at this time, since the Company has shown losses for both tax and financial reporting. The Company's net operating loss-carry forward at December 31, 2003 is approximately $890,000.

Depreciation and Amortization

The Company provides for depreciation of fixed assets utilizing the straight-line method to apportion costs over the following estimated lives:

                                            Years
                                            -----

                Buildings                      40
                Equipment                       5
                Vehicles                        5

The Company provides for amortization of purchased Goodwill, which represents the value of Internet subscribers purchased, utilizing the straight-line method, to apportion costs over a 15 year estimated life.

The Company provides for amortization of the covenants not to compete utilizing the straight-line method to apportion costs over the life of the covenant. Presently the Company has two covenants not to compete. One has a three-year life and the other has a five-year life.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                WIRELESS FRONTIER INTERNET, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2003

NOTE -2 FIXED ASSETS

Fixed assets are summarized by major classifications as follows:

             December 31,                               2003           2002
                                                     -----------    -----------
             Buildings                               $   375,000    $         0
             Equipment                                 2,068,873        621,079
             Vehicles                                    513,310         47,520
                                                     -----------    -----------
                                                       2,975,183        668,599
             Accumulated Depreciation                   (596,577)      (233,610)
                                                     -----------    -----------
                                                     $ 2,378,606    $   434,989
                                                     ===========    ===========

Depreciation expense for the years ended December 31, 2003 and 2002 was $376,431 and $125,964 respectively.

NOTE 3 - GOODWILL AND COVENANTS NOT TO COMPETE

Goodwill and covenants not to compete are summarized by major classifications as follows:

             December 31,                               2003           2002
                                                     -----------    -----------
             Goodwill                                $ 3,680,438    $   505,996
             Covenants not to compete                     10,000         10,000
                                                     -----------    -----------
                                                       3,690,438        515,996
             Less: Accumulated amortization             (181,194)       (37,307)
                                                     -----------    -----------
                                                     $ 3,509,244    $   478,659
                                                     ===========    ===========

Amortization expense for the years ended December 31, 2003 and 2002 was $143,887 and $125,964 respectively.

Future amortization expense for the next five years is as follows:

                        2004                      $247,851
                        2005                      $246,323
                        2006                      $246,323
                        2007                      $245,750
                        2008                      $245,323

                WIRELESS FRONTIER INTERNET, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2003

NOTE 4 - ACQUISITIONS

On June 1, 2003, the Company entered into an agreement to purchase all the assets and assume certain liabilities of Momentum Online Computer Services, Inc. for 767,552 shares of common stock valued at $2,621,410. The original agreement called for a purchase price of 436, 856 shares. The acquisition was renegotiated in December to 767,552 shares. This purchase expanded the Company's Internet Service Provider area to the Highway 281 of Texas corridor, which extends roughly from south of the Dallas, Fort Worth area to the north of San Antonio. The Company is presently involved in a lawsuit and other legal matters with the former owner of Momentum over the agreement and ownership of the assets purchased on June 1, 2003. See litigation footnote.

Assets Acquired were:
         Cash                                                         $   12,053
         Accounts receivable                                             123,490
         Inventory                                                        26,717
         Equipment and furniture                                         280,425
         Goodwill - Internet
              Subscribers                                              2,492,202
                                                                      ----------
                  Total Assets                                        $2,934,887
                                                                      ==========
Liabilities Assumed were:
         Accounts payable                                             $   97,792
         Accrued payroll                                                  24,177
         Accrued interest                                                  1,123
         Accrued taxes                                                    17,891
         Lines of credit                                                  59,422
         Notes payable                                                    59,250
         Long - Term debt                                                 54,222
                                                                      ----------
                  Total Liabilities                                   $  313,877
                                                                      ==========

On June 30, 2003, the Company entered into an agreement to purchase all the assets of Kolinek Internet service for 140,240 shares of common stock. The acquisition was valued at $42,072. The original agreement called for a purchase price of 7,012 shares of common stock. The acquisition was renegotiated in December 2003 to 140,240 shares. This purchase expanded the Company's Internet Service Provider area in the Highway 281 of Texas corridor.

Assets Acquired:
         Goodwill - Internet
                  Subscribers                                   $42,072

                WIRELESS FRONTIER INTERNET, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2003

NOTE 4 - ACQUISITIONS - CONTINUED

On June 30, 2003, the Company entered into an agreement to purchase all the assets of Strategic Abstract & Title Corporation for $4,000 and 2,096,653 shares of common stock valued at $680,600. The original agreement called for a purchase price of 104,166 shares of common stock. The acquisition was renegotiated in January 2004 to 2,096,653 shares. This purchase added three commercial buildings valued at $285,000 and the assets and business of Strategic Abstract & Title Corporation.

Assets Acquired:

             Cash                                                       $ 15,425
             Accounts receivable                                           3,161
             Buildings                                                   285,000
             Equipment and furniture                                     234,858
             Goodwill                                                     89,552
                                                                        --------
                      Total Assets                                      $628,996
                                                                        ========

On or about July 1, 2003, the Company acquired all the outstanding shares of US Mex Communications and West Texas Horizons for 1,103,320 shares of the Company's common stock valued at $330,996 and the assumption of $51,000 in notes payable. The note was paid in full with the December 18, 2003 notes payable. The original agreement called for a purchase price of 55,166 shares of common stock. The acquisition was renegotiated in January 2004 to 1,103,320 shares. The acquired company sells phone cards and provides pay phone services in Southwestern Texas. All assets, liabilities and operations have been transferred to Wire Frontier Internet, Inc. (Texas). The corporations are now inactive subsidiaries at December 31, 2003.

Assets Acquired:

                  Equipment and furniture                               $270,682
                  Goodwill                                               381,996
                                                                        --------
                           Total Assets                                 $652,678
                                                                        ========
Liabilities Assumed:
                  Accounts payable                                      $ 51,000
                  Notes payable                                          270,682
                                                                        --------
                           Total Liabilities                            $321,682
                                                                        ========

                WIRELESS FRONTIER INTERNET, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2003

NOTE 4 - ACQUISITIONS - CONTINUED

On September 30, 2003 the Company entered into an Asset Purchase Agreement with Limited Liability Partnership to purchase certain assets and Internet subscribers of the Partnership. The purchase price was 165,000 shares of the Company's common stock and a note for $50,000. The shares are to be issued April 16, 2004. The actual number of shares to be issued is based on the trading price of Company's stock on that date.

Assets Acquired:

                  Equipment and furniture                               $ 46,950
                  Goodwill - Internet
                           Subscribers                                   168,050
                                                                        --------
                           Total                                        $215,000
Liabilities Assumed:
                  Note payable                                          $ 50,000
                                                                        ========

NOTE 5 - NOTES PAYABLE

Lines of Credit:

On November 14, 2002, the Company entered into a Line of Credit Agreement with a local bank for $175,000 due March 7, 2004. The interest rate is 6. 75%. The loan is secured by all accounts and other rights to payments, inventories, equipment, instruments and chattel paper, general intangibles, documents, and deposit accounts owned by the Company. The majority shareholder and officer of the Company also guarantee the loan. The balance due at December 31, 2003 was $170,000.

On June 1, 2003 in connection with the acquisition of Momentum the Company assumed a Line of Credit Agreement dated November 11, 2002 with a local bank for $75,000 payable on demand and if no demand is made, then on November 22, 2003. The note is in default and is part of the Bankruptcy proceedings and litigation with the former owner of Momentum. See litigation footnote. The interest rate is 9%. The loan is secured by all monies the Company has on deposit with the bank. The note is guaranteed by the former shareholder of Momentum, who is also an Officer of the Company. At December 31, 2003 the balance outstanding under this agreement was $55,656.

                WIRELESS FRONTIER INTERNET, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2003

NOTE 5 - NOTES PAYABLE - CONTINUED

Notes Payable:

In connection with the Momentum acquisition, on April 1, 2003 the Company entered into a loan agreement with an individual and shareholder for $59,250 for working capital funds advance to the Momentum since inception. The loan is due on demand with an 8% interest rate. Accruing interest is due monthly. The note is unsecured. The balance due at December 31, 2003 was $54,885.

On September 30, 2003 as part of the Xramp agreement the Company agreed to pay $50,000. The agreement carries no stated rate of interest and is to be paid by April 16, 2004.

On December 18, 2003, the Company entered into a loan agreement with a Bank for $353,279. The interest rate varies at 2 points over the Wall Street Journal Prime Rate. The rate at December 31, 2003 was 6%. The Note is due March 18, 2004. The note is secured by all vehicles, office equipment, accounts receivable, telephone equipment and all other assets. At December 31, 2003 the balance outstanding under this agreement was $353,279.

Long - Term Debt:

On June 15, 2001, the Company entered into a loan agreement with Fort Stockton Development Corporation for $50,000. The interest rate is 3% and is due in full on June 15, 2004. The loan will be forgiven in proportion to the number of full time jobs created at a ratio of $2,000 per full time job. Furniture, fixtures and equipment secure the note. To date the Company has added over 20 full time jobs under this agreement. In the second quarter of 2003 the Company met the requirements for complete forgiveness of this loan. Accordingly the balance outstanding was written off to Other income during 2003. At December 31, 2003 the balance outstanding under this agreement was $0

On June 29, 2001, the Company entered into a loan agreement with a local bank for $27,000. The initial interest rate on the loan was 9% that varied with the Wall Street Journal Prime Rate. The rate at December 31, 2002 was 6. 25%. The loan calls for 60 monthly payments of $563 including interest. The loan is unsecured, however the bank has the right of offset in all the Company's accounts with the lender. The loan was paid in full in 2003 as part of the December 18, 2003 note payable negotiations. At December 31, 2003 the balance outstanding under this agreement was $0.

On September 4, 2001, the Company entered into a loan agreement with a local bank for $40,000. The interest rate is 8%. The loan calls for 60 monthly payments of $813

                WIRELESS FRONTIER INTERNET, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2003

NOTE 5 - NOTES PAYABLE-CONTINUED

including interest. The vehicle purchased secures the loan. This loan was paid off during the 2003, in connection with its assumption in a vehicle purchase, by one of the Company's employees. At December 31, 2003 the balance outstanding under this agreement was $0.

On April 15, 2002, the Company entered into a loan agreement with a local bank for $16,350. The loan calls for monthly payments of $621 including interest. The initial interest was 6. 75%, which varies with the Wall Street Journal Prime Rate. The rate at December 31, 2002 was 6. 25%. The loan is unsecured, however the bank has the right of offset in all the Company's accounts with the lender. The loan was paid in full in 2003 as part of the December 18, 2003 note payable negotiations. At December 31, 2003 the balance outstanding under this agreement was $0.

On May 30, 2002, the Company entered into a loan agreement with a local bank for $469,073. The loan calls for 24 monthly payments of $7,000, followed by 47 monthly payments of $8,500 and 1 payment of $11,603. All payments include interest at 6. 75%, which varies with the Wall Street Journal Prime Rate. The interest rate at December 31, 2002 was 6. 25%. The loan is secured by all equipment, accounts receivable, and inventories whether now owned or hereafter acquired, wherever located. Certain shareholders and officers of the Company also guarantee the loan. The balance due at December 31, 2003 was $387,580.

On January 8, 2003, the Company entered into a loan agreement with a local bank for $14,500. The loan calls for 30 monthly payments of $532 including interest. The initial interest was 7. 5%, which varies with Wall Street Journal Prime Rate. The loan is secured by the vehicle purchased. Certain shareholders and officers of the Company also guarantee the loan. The loan was paid in full in 2003 as part of the December 18, 2003 note payable negotiations. At December 31, 2003 the balance outstanding under this agreement was $0.

On April 15, 2003, the Company entered into a loan agreement with a local bank for $88,340. The loan calls for 60 monthly payments of $1,566 plus interest. The initial interest was 6. 75%, which varies with the Wall Street Journal Prime Rate. The loan is secured by the installation vehicles purchased. The majority shareholder and an officer of the Company also guarantee the loan. The balance at December 31, 2003 outstanding under this agreement was $80,563.

On April 15, 2003, the Company entered into a loan agreement with a Finance Company for $28,394. The loan calls for 60 monthly payments of $473 including 0% interest. The

                WIRELESS FRONTIER INTERNET, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2003

NOTE 5 - NOTES PAYABLE-CONTINUED

loan is secured by the vehicle purchased. The majority shareholder and an officer of the Company also guarantee the loan. The balance at December 31, 2003 outstanding under this agreement was $24,608.

On April 21, 2003, the Company entered into a loan agreement with a local Credit Union for $35,402. The loan calls for 70 monthly payments of $504 plus interest at 6. 75%. The loan is secured by the installation vehicle purchased. The majority shareholder and an officer of the Company also guarantee the loan. The balance at December 31, 2003 outstanding under this agreement was $31,581. 71.

On April 21, 2003, the Company entered into a loan agreement with a bank for $38,702. The loan calls for 60 monthly payments of $645 plus interest at 6. 25%. The loan is secured by the installation vehicle purchased. The majority shareholder and an officer of the Company also guarantee the loan. The balance at December 31, 2003 outstanding under this agreement was $35,299.

On April 21, 2003, the Company entered into a loan agreement with a bank for $35,402. The loan calls for 62 monthly payments of $571 plus interest at 6. 25%. The loan is secured by the installation vehicle purchased. The majority shareholder and an officer of the Company also guarantee the loan. The balance at December 31, 2003 outstanding under this agreement was $32,134.

On May 1, 2003, the Company assumed a loan of an employee in exchange for the vehicle secured by the loan. The loan amount assumed was financed by a Finance Company and was for $32,005, the balance due at May 1, 2003. The loan calls for 40 additional monthly payments of $762 plus interest at 0%. The loan is secured by theinstallation vehicle purchased. The employee of the Company is still liable for the loan. The balance at December 31, 2003 outstanding under this agreement was $25,906.

On May 1, 2003, the Company entered into a loan agreement with a Finance Company for $40,546. The loan calls for 60 monthly payments of $676 plus interest at 0%. The loan is secured by the installation vehicle purchased. The majority shareholder and an officer of the Company also guarantee the loan. The balance at December 31, 2003 outstanding under this agreement was $35,140.

On May 27, 2003, the Company entered into a loan agreement with a local bank for $40,768. The loan calls for 60 monthly payments of $807 including interest at 7. 0%. The loan is secured by the installation vehicle purchased. The majority shareholder and an officer of the Company also guarantee the loan. The loan was paid in full in 2003 as

                WIRELESS FRONTIER INTERNET, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2003

NOTE 5 - NOTES PAYABLE-CONTINUED

part of the December 18, 2003 note payable negotiations. At December 31, 2003 the balance outstanding under this agreement was $0.

On May 27, 2003, the Company entered into a loan agreement with a local Bank for $41,407. The loan calls for 60 monthly payments of $820 plus interest at 7. 0%. The loan is secured by the installation vehicle purchased. The majority shareholder and an officer of the Company also guarantee the loan. The loan was paid in full in 2003 as part of the December 18, 2003 note payable negotiations. At December 31, 2003 the balance outstanding under this agreement was $0.

In May 2003, the Company entered into a loan agreement with an individual for $90,000 backdated to May 1, 2001 to purchase the Company's headquarters building in Fort Stockton, Texas. Rent paid since May 1, 2001 has been applied to the note and recorded as other income in the first quarter of 2003. The loan calls for 180 monthly payments of $900 including interest at 8. 759%. The note is secured by the building. The balance at December 31, 2003 outstanding under this agreement was $79,865.

On June 1, 2003, the Company entered into a loan agreement with a finance company for $13,500. The loan calls for 28 monthly payments of $533 plus interest at 7. 5%. The loan is secured by the installation vehicle purchased. An officer of the Company also guarantee the loan. The balance at December 31, 2003 outstanding under this agreement was $9,601.

On June 1, 2003 in connection with the acquisition of Momentum the Company assumed the following loans:

On October 18, 2000 the Company entered into a loan agreement with a finance company for $25,860 to purchase a vehicle. The loan calls for 48 monthly payments of $658 including interest at 10. 2%. The installation vehicle secures the note. A shareholder and officer of the Company also guarantee the note. The balance at December 31, 2003 outstanding under this agreement was $5,732.

On February 5, 2001 the Company entered into a loan agreement with a finance companyfor $4,100 to purchase equipment. The loan calls for 36 monthly payments of $141 including interest at 16. 5%. The equipment secures the note. A shareholder and officer of the Company also guarantee the note. The balance at December 31, 2003 outstanding under this agreement was $0.

                WIRELESS FRONTIER INTERNET, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2003

NOTE 5 - NOTES PAYABLE-CONTINUED

On February 6, 2001 the Company entered into a loan agreement with a finance company for $18,929 to purchase equipment. The loan calls for36 monthly payments of $637 including interest at 14. 6%. The equipment securesthe note. A shareholder and officer of the Company also guarantee the note. The balance at December 31, 2003 outstanding under this agreement was $0

On April 16, 2001 the Company entered into a loan agreement with a finance company for $17,125 to purchase equipment. The loan calls for 36 monthly payments of $586 including interest at 15. 9%. The equipment secures the note. A shareholder and officer of the Company also guarantee the note. The balance at December 31, 2003 outstanding under this agreement was $1,281.

On July 10, 2001 the Company entered into a loan agreement with a local bank for $54,785 to purchase equipment. The loan is due on demand and if no demand is made, then 35 monthly payments of $1,771 including interest at 10. 0%. The equipment secures the note along with funds that the Company has on deposit with the bank. A shareholder and officer of the Company also guarantee the note. The balance at December 31, 2003 outstanding under this agreement was $8,685.

On February 6, 2002 the Company entered into a loan agreement with a finance company for $10,584 to purchase equipment. The loan calls for 24 monthly payments of $545 including interest at 25. 5%. The equipment secures the note. A shareholder and officer of the Company also guarantee the note. The balance at December 31, 2003 outstanding under this agreement was $0.

On December 30, 2002 the Company entered into a loan agreement with a finance company for $13,600 to purchase equipment. The loan calls for 36 monthly payments of $465 including interest at 15. 9%. The equipment secures the note. The balance at December 31, 2003 outstanding under this agreement was $6,587.

In connection with the US Mex-West Texas Horizon agreement the Company assumed the debt payments for one year on certain loans for phone card terminals and pay phones. The amount assumed was $321,682. The loan was paid in full in 2003 as part of the December 18, 2003 note payable negotiations. At December 31, 2003 the balance outstanding under this agreement was $0.

                WIRELESS FRONTIER INTERNET, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2003

NOTE 5 - NOTES PAYABLE-CONTINUED

Total Long-Term debt at December 31 is as follows:

                                                                         2003
                                                                      ---------
                Long-term debt                                        $ 764,502
                Less Current portion                                   (147,730)
                                                                      ---------
                Long-term debt                                        $ 616,772
                                                                      =========
Maturities on long-term debt are as follows:

         Year ending December 31,

                  2004                                 $147,730
                  2005                                  137,108
                  2006                                  135,379
                  2007                                  135,678
                  2008                                  108,586
                  Thereafter                            100,021

NOTE 6 - EMPLOYEE STOCK OPTION PLAN

The Board of Directors in their October 1, 2003 meeting agreed to allocate 10,000,000 shares to the Employee Stock Option Plan to be established later. There has been no further action as of this time.

NOTE 7 - EQUITY

In January 2004 the Company renegotiated all but one of the Company's acquisitions and most of its stock sale contracts entered into during 2003. The additional shares issued resulting from these negotiations have been reflected in these financial statements as if they were issued at the time of the original contract.

In 2003 the Company sold 4,498,947 shares of Common stock for $1,276,532. The original number of shares sold was 461,418. The sales were renegotiated in January 2004 to 4,498,947 shares. The additional shares issued resulting from these negotiations have been reflected in these financial statements as if they were issued at the time of the original sale.

                WIRELESS FRONTIER INTERNET, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2003

NOTE 8 - COMMITMENTS

The Company leases real estate in Sanderson, Texas under a five-year agreement due to expire in 2008. The lease calls for monthly payments of $650 per month.

The Company leases real estate in Fort Stockton, Texas under a five-year agreement due to expire in 2008. The lease calls for monthly payments of $750 per month.

The Company leases real estate in Alpine under a three-year agreement due to expire in 2005. The lease calls for monthly payments of $675 per month.

The Company leases equipment on a 36 month lease from Pinnacle Towers due to expire in 2006. The lease calls for monthly payments of $324. 48 per month.

The Company leases real estate in Marble Falls, Texas under a 5-year agreement due to expire April 30, 2008. The company may terminate this lease at any time after the third full year of the lease with six months notice. The lease calls for monthly payments of $1,200 per month.

The Company leases antenna space on the Kingsland site in Kingsland, Texas under a five-year agreement due to expire in 2006. The lease calls for monthly payments of $275 per month. The lease has two automatic five year term renewals unless cancelled with 90 day notice.

The Company leases antenna space on the Rebecca Creek site in Spring Branch, Texas under a five-year agreement due to expire in 2006. The lease calls for payments of $250 per month. The lease has two automatic five-year renewals unless cancelled with 90-day notice.

The company leases antenna space on the Fairland site in Marble Falls, Texas under a five-year agreement due to expire in 2006. The lease calls for payments of $200 per month. The lease has two automatic five-year renewals unless cancelled with 90-day notice.

The Company leases antenna space on the Burnet site in Burnet site in Burnet, Texas under a five-year agreement due to expire in 2006. The lease calls for payments of $200 per month. The lease has two automatic five-year renewals unless cancelled with 90-day notice.

The Company leases antenna space on the N-R Ranch site in Blanco, Texas under a five year agreement due to expire in 2004. The lease calls for payments of $100 per month.

                WIRELESS FRONTIER INTERNET, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2003

NOTE 8 - COMMITMENTS - CONTINUED

The lease has unlimited automatic five-year renewals unless cancelled with a 60 day notice.

The Company leases antenna space on the Storage Tank site in Llano, Texas under a five year agreement due to expire in 2007. The lease calls for payments of $200 per month. The lease has one automatic three-year renewal unless cancelled with 30-day notice.

The Company leases real estate from Robert McClung in Blanco, Texas on an on-going basis. The lease calls for monthly payments of $1,200 per month.

The Company leases antenna space from Uptown Blanco LTD in Blanco, Texas under a three-year agreement due to expire in 2006. The lease calls for payments of $200 per month.

The Company leases antenna space William Proctor in Blanco, Texas under a three-year agreement due to expire in 2006. The lease calls for payments of $100 per month.

The Company leases antenna space on the Bulverde VFW Tower site in Blanco, Texas under a three-year agreement due to expire in 2006. The lease calls for payments of $100 per month.

The Company leases antenna space on the Kings Point Water Tower in Blanco, Texas under a three-year agreement due to expire in 2006. The lease calls for payments of $100 per month.

The Company leases antenna space from Blanco Communications in Blanco, Texas under a three-year agreement due to expire in 2006. The lease calls for payments of $100 per month.

Future minimum lease payments are as follows:

                          2004                      $79,494
                          2005                      $65,094
                          2006                      $56,994
                          2007                      $56,994
                          2008                      $56,994

                WIRELESS FRONTIER INTERNET, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2003

NOTE 9 - RELATED PARTY TRANSACTIONS

There are no significant related party transactions during 2003.

The Company has advanced funds to Shareholders and Officers of the Company totaling $15,779 at December 31, 2002. The advances are non-interest bearing and are due on demand. These advances were paid in full in 2003.

NOTE 10 - LITIGATION

On November 10, 2003 Momentum filed a complaint against the Company in district state court for the State of Texas in relation to the asset purchase agreement the Company entered into with Momentum on June 1, 2003. The complaint alleges the Company breached its contract as a result of the failure to deliver shares of common stock of the Company as required pursuant to the asset purchase agreement. The court issued an injunction requiring that any revenue generated from the subject assets be placed in escrow and utilized to pay any outstanding invoices in connection with the use of the assets. In addition, the court also ordered mediation, which did not produce a resolution.

On January 6, 2004 Momentum filed for voluntary bankruptcy in Federal bankruptcy court. This action stopped the proceeding in state court until a hearing on the Company's holdings can be heard. The Company believes that Momentum's lawsuit is without merit and intends to vigorously defend the matter.

NOTE 11 - SUBSEQUENT EVENTS

In January 2004 the Company renegotiated all but one of the Company's acquisitions and most of its stock sale contracts entered into during 2003. The additional shares issued resulting from these negotiations have been reflected in these financial statements as if they were issued at the time of the original contract.

On February 9, 2004 the Company entered into an Agreement for Purchase and Sale of Stock with all the shareholders of Office Products Incorporated Computed Division, a Kansas Corporation for $1,295,434. Payment is to be made in common stock based on the price of the Company's stock on the day of payment. However the stock shall not be valued at a price greater than $. 75 per share. This agreement is effective January 1, 2004 and payment is to be made no later than May 9, 2004. See subsequence events footnote. The agreement will expand the Company's operations into the Great Bend, Kansas area. This transaction has not been reflected in the 2003 financial statements.

WIRELESS FRONTIER INTERNET, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2004 and December 31, 2003

                                      ASSETS                                 2004               2003
                                                                         ------------       ------------
                                                                          (unaudited)
CURRENT ASSETS
     Cash                                                                $    200,708       $    226,324
     Accounts receivable                                                      130,782            252,615
     Inventories                                                              195,747            171,477
     Prepaid expenses and other current assets                                169,966              2,525
                                                                         ------------       ------------
        Total Current Assets                                                  697,203            652,941

PROPERTY AND EQUIPMENT, net                                                 2,014,274          2,378,606

OTHER INTANGIBLE ASSETS, net                                                4,394,365          3,509,244
                                                                         ------------       ------------

TOTAL ASSETS                                                             $  7,105,842       $  6,540,791
                                                                         ============       ============

                     LIABILITIES AND STOCKHOLDERS' EQUITY
                                                                             2004                2003
                                                                         ------------       ------------
CURRENT LIABILITIES

     Accounts payable and accrued expenses                               $    395,933       $    672,394
     Current portion of debt                                                  974,587            831,551
                                                                         ------------       ------------
        Total Current Liabilities                                           1,370,520          1,503,945

LONG-TERM DEBT                                                                554,888            616,772
                                                                         ------------       ------------
     Total liabilities                                                      2,120,717          1,925,408

STOCKHOLDERS' EQUITY

     Common stock, $0.001 par value, 100,000,000 shares authorized,            66,508             62,226
     66,507,787 and 62,225,632 shares issued at September 30, 2004 and December 31, 2003 respectively
     Additional paid-in capital                                            10,086,237          5,837,355
     Accumulated deficit                                                   (4,970,285)        (1,474,747)
                                                                         ------------       ------------
                                                                            5,182,460          4,424,834

     Less common stock in treasury at cost:
     2004 - 943,308 shares
     2003 - 1,323,308 shares                                                   (2,026)            (4,760)
                                                                         ------------       ------------
     Total stockholders' equity                                             5,180,434          4,420,074
                                                                         ------------       ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $  7,105,842       $  6,540,791
                                                                         ============       ============

See accompanying notes to condensed consolidated financial statements.

WIRELESS FRONTIER INTERNET, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          Three Months Ended                 Nine Months Ended
                                                             September 30,                      September 30,
                                                    ------------------------------      ------------------------------
                                                        2004              2003               2004             2003
                                                    ------------      ------------      ------------      ------------
REVENUES:

                Equipment sales                     $    214,585      $     66,883      $    930,221      $    105,344
                Cost of equipment sales                  137,692            53,602           657,433           123,725
                                                    ------------      ------------      ------------      ------------
                  Gross profit equipment sales            76,893            13,281           272,788           (18,381)

                Internet service                         720,386           920,353         2,293,270         2,691,477
                Cost of service                          342,134           353,737           982,312         1,010,715
                                                    ------------      ------------      ------------      ------------
                  Gross profit internet service          378,252           566,616         1,310,958         1,680,762

TOTAL GROSS PROFIT                                       455,145           579,897         1,583,746         1,662,381

OTHER OPERATING EXPENSES:
                General and administrative               822,463           914,517         3,146,476         2,031,650
                Depreciation and amortization            191,247           141,383           687,744           265,072
                                                    ------------      ------------      ------------      ------------

INCOME (LOSS) FROM OPERATIONS                           (558,565)         (476,003)       (2,250,474)         (634,341)
INTEREST EXPENSE                                         364,882            13,165         1,221,545            45,562

                                                    ------------      ------------      ------------      ------------
LOSS FROM OPERATIONS                                    (923,447)         (489,168)       (3,472,019)         (679,903)

OTHER INCOME (LOSS)                                                        432,694           (23,519)          483,656
                                                    ------------      ------------      ------------      ------------
NET LOSS                                            $   (923,447)     $    (56,474)     $ (3,495,538)     $   (196,247)
                                                    ============      ============      ============      ============

BASIC  AND DILUTED NET LOSS PER COMMON SHARE        $      (0.02)     $      (0.00)     $      (0.06)     $      (0.00)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON

                SHARES OUTSTANDING                    59,455,843        45,094,236        61,671,372        42,059,374

See accompanying notes to condensed consolidated financial statements.

WIRELESS FRONTIER INTERNET, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2004 and 2003

                                                                                   2004             2003
                                                                               -----------      -----------
OPERATING ACTIVITIES:
     Net loss                                                                  $(3,495,538)     $  (196,247)
     Adjustments to reconcile net income to net cash (used in) provided by operating activities:
        Depreciation and amortization                                              687,744          265,072
        Stock issued for services                                                   70,103                0
        Beneficial conversion feature treated as interest                          328,750                0
        Amortization of loan discount related to detachable warrants               657,500                0
        Loss (Gain) on sale of assets                                               23,519           (5,793)
        Changes in operating assets and liabilities:
           Decrease (Increase) in accounts receivable                              121,833         (573,123)
           Decrease (Increase) in inventories                                       71,387         (252,347)
           (Increase) in prepaid expenses                                         (167,442)         (94,471)
           (Decrease) Increase in accounts payable and accrued liabilities        (259,315)         259,984
                                                                               -----------      -----------
              Net cash used by operating activities                             (1,961,459)        (596,925)

INVESTING ACTIVITIES:
     Purchases of property and equipment                                          (303,690)        (908,940)

FINANCING ACTIVITIES:
     Net proceeds from issuance of common stock                                  2,399,459        1,251,536
     Net proceeds from sale of treasury stock                                      109,540                0
     Net proceeds from issuance of debentures                                    1,315,000                0
     Payments on debentures and notes payable                                   (1,584,467)         268,480
                                                                               -----------      -----------
              Net cash provided by financing activities                          2,239,532        1,520,016

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                               (25,616)          14,151
CASH AND CASH EQUIVALENTS, beginning of period                                     226,324          188,990
CASH ACQUIRED FROM ACQUISITION                                                           0           12,053
                                                                               -----------      -----------
CASH AND CASH EQUIVALENTS, end of period                                       $   200,708      $   215,194
                                                                               ===========      ===========
SUPPLEMENTAL INFORMATION:
     Cash paid for interest                                                    $   248,030      $    31,273

     Non-cash activity:
       Acquisitions:
       Assets:
        Accounts receivable                                                    $         0      $   123,490
        Inventories                                                                 95,657           26,717
        Property and equipment                                                     233,392          280,425
        Intangible assets                                                          260,853          545,000

        Goodwill                                                                   966,798        3,173,872
                                                                               -----------      -----------
                                                                                 1,556,700        4,149,504
       Liabilities:
        Accounts payable and accrued expenses                                            0          191,983
        Debt                                                                       350,619          493,576
                                                                               -----------      -----------
       Net assets acquired for stock                                           $ 1,206,081      $   685,559
                                                                               ===========      ===========

       Sale of assets acquired in prior acquisition:
          Property and equipment, net                                          $   466,648
                                                                               ===========
          Intangible assets and Goodwill, net                                       89,552
                                                                               -----------
       Stock reacquired                                                        $   556,200
                                                                               ===========

       Other transactions, net                                                 $    17,147
                                                                               ===========

See accompanying notes to condensed consolidated financial statements.

WIRELESS FRONTIER INTERNET, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The interim condensed consolidated financial statements included herein have been prepared by Wireless Frontier Internet, Inc. and subsidiary (collectively, the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In the opinion of the Company's management, the accompanying interim condensed consolidated financial statements reflect all adjustments, of a normal recurring nature, that are necessary for a fair presentation of the Company's financial position, results of operations and cash flows for such periods. It is recommended that these interim condensed consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-KSB and Form 10-KSB/A for the year ended December 31, 2003. Results of operations for the interim periods are not necessarily indicative of results that may be expected for any other interim periods or the full fiscal year.

Note 2. Intangible Assets

Intangible assets are summarized by major classifications as of September 30, 2004 as follows:

      Customer Lists                         $   929,059
      Covenants not to compete                    10,000
                                             -----------
                                                 939,059
      Less: Accumulated amortization            (434,172)
                                             -----------
                                                 504,887
      Goodwill                                 3,889,478
                                             -----------
      Total                                  $ 4,394,365
                                             ===========

The Company has no tax deductible Goodwill.

Note 3. Acquisitions

On June 30, 2003, the Company entered into an agreement to purchase all the assets of Strategic Abstract & Title Corporation for $4,000 and 4,166,640 shares of common stock valued at $680,600. The original agreement called for an issuance of 416,664 shares of common stock. The number of shares issued was revalued in January 2004 to 4,166,640 shares. This purchase added three commercial buildings valued at $285,000 and the assets and business of Strategic Abstract & Title Corporation. On June 9, 2004, the Company sold the assets and business for 3,791,210 of the shares issued at the time of the acquisition plus 250,000 5-year stock purchase warrants that are exercisable at $0.25 per share. The value of the shares was $568,862 and the value of the warrants was $36,000. A loss of $23,519 was recorded on the sale.

On February 9, 2004, the Company entered into an Asset Purchase Agreement with Office Products Incorporated, Computer Division ("OPI") to purchase Internet subscribers, certain assets, and computer service customers. The number of shares issued was 3,527,623 shares of the Company's common stock. The Company also issued the seller a note for $350,619 to be paid $20,000 plus 10% interest per month. The assets acquired were as follows:

Had the operations of OPI been included in the Company's statements of operations for the nine months ended September 30, 2004 and 2003, respectively, the pro forma revenues, losses and related per share data would have been as follows:

            Inventory                            $   95,657
            Equipment and furniture                 207,035
            Customer List                           125,782
            Goodwill                                781,786
                                                 ----------
                     Total                       $1,210,260
                                                 ==========

                                                              2004             2003
                                                          -----------      -----------
      Pro forma revenue                                   $ 3,328,129      $ 3,504,379

      Pro forma loss                                      $(3,507,911)     $  (330,705)

      Pro forma earnings per share, basic and diluted     $     (0.06)     $     (0.01)

On March 17, 2004, the Company entered into an Asset Purchase Agreement with BCOM.NET, INC to purchase certain assets and Internet subscribers of BCOM.NET, INC. This purchase extends the Company's service to an area south of San Antonio, Texas. The Company issued 355,600 shares of common stock to acquire these assets. The supplemental pro forma information required by FAS 141 has been omitted as such amounts are considered to be immaterial. The assets acquired were as follows:

                  Equipment and furniture          $ 26,358
                  Customer List                      82,000
                  Goodwill                          185,012
                                                   --------
                           Total                   $293,370
                                                   ========

On April 5, 2004 the Company entered into an Asset Purchase Agreement with RayTech Internet, Inc. to purchase certain assets and Internet subscribers. The Company paid $10,000 in cash and issued 50,672 shares of the Company's common stock to acquire these assets. This purchase extends the Company's service to Big Springs, Texas. The supplemental pro forma information required by FAS 141 has been omitted as such amounts are considered to be immaterial. The assets acquired were as follows:

       Customer List                                 $53,071

Note 4. Debt

On November 14, 2002, the Company entered into a Line of Credit Agreement with a local bank for $170,000 due June 4, 2004. This loan was subsequently renewed and is now due on December 20, 2004. The interest rate is 6.75%. The loan is secured by all accounts and other rights to payments, inventories, equipment, instruments and chattel paper, general intangibles, documents, and deposit accounts owned by the Company. The majority stockholder and officer of the Company also guaranteed the loan. The balance at September 30, 2004 was $171,232.

As part of the Xramp agreement on September 30, 2003, the Company issued a note to pay the owners of Xramp $50,000. The loan was paid in March 2004.

On December 18, 2003, the Company entered into a loan agreement with a bank for $353,279. The interest rate varies at 2 points over the Wall Street Journal Prime Rate. The rate was 6.75% at September 30, 2004. The note was renewed and now matures on March 23, 2005. The note is secured by all vehicles, office equipment, accounts receivable, telephone equipment and all other assets. The balance outstanding was $318,279 at September 30, 2004.

The Company issued a note for $350,619 in connection with the acquisition of Office Products Incorporated, Computer Division. This note is to be paid in monthly installments of $20,000 principal plus 10% interest until the balance of this note is repaid. The balance outstanding was $260,620 at September 30, 2004.

In March 2004, the Company issued convertible debentures to a number of noteholders, in the aggregate principal amount of $1,315,000, at an interest rate of 10%, plus late penalties, and warrants to purchase an aggregate of 6,575,000 shares of the Company's common stock at an exercise price of $0.10 per share. These debentures matured on April 11, 2004, and the Company was unable to pay the debentures. In July of 2004, the Company agreed with the noteholders to extend the maturity date to August 11, 2004 and to reduce the conversion price of the debentures to $0.05 per share. The Company paid the debentures plus interest of $172,000 with the proceeds of a Private Placement Offering on August 6, 2004. Pursuant to a letter agreement between the Company and the noteholders, the warrants are now exercisable for $0.05 per share. The Company also reported non-cash interest expense of $657,500 related to a discount of the debentures for the purchase warrants issued and subsequently repriced, and non-cash interest expense of $328,750 for the beneficial conversion feature resulting from the reduction in the conversion price at the maturity of the debentures.

On May 30, 2002, the Company entered into a loan agreement with a bank for $469,073. The loan calls for 24 monthly payments of $7,000, followed by 47 monthly payments of $8,500 and 1 payment of $16,901. All payments include interest which varies with the Wall Street Journal Prime Rate plus 2 percentage points (6.75% at September 30, 2004). The loan is secured by all equipment, accounts receivable, and inventories whether now owned or hereafter acquired, wherever located. Certain stockholders, an employee and an officer of the Company also guaranteed the loan. The balance due was $336,726 at September 30, 2004.

On January 8, 2003, the Company entered into a loan agreement with a bank for $14,500. The loan calls for 30 monthly payments of $532 including interest at the Wall Street Journal Prime Rate plus 2 percentage points. The initial interest was 6.75%. The loan is secured by the vehicle purchased. Certain stockholders and officers of the Company also guarantee the loan. The balance outstanding was $5,158 at September 30, 2004.

On April 15, 2003, the Company entered into a loan agreement with a bank for $88,340. The loan calls for 60 monthly payments of $1,566 plus interest at the Wall Street Journal Prime Rate plus 2 percentage points. The initial interest was 6.75%. The loan is secured by the installation vehicles purchased. The majority stockholder and an officer of the Company also guaranteed the loan. The balance outstanding was $67,972 at September 30, 2004.

On April 15, 2003, the Company entered into a loan agreement with a finance company for $28,394. The loan calls for 60 monthly payments of $473. The loan is secured by the vehicle purchased. The majority stockholder and an officer of the Company also guaranteed the loan. The balance outstanding was $20,822 at September 30, 2004.

On April 21, 2003, the Company entered into a loan agreement with a credit union for $35,402. The loan calls for 60 monthly payments of $504 plus interest at 6.75%. The loan is secured by the installation vehicle purchased. The majority stockholder and an officer of the Company also guaranteed the loan. The balance outstanding was $27,390 at September 30, 2004.

On April 21, 2003, the Company entered into a loan agreement with a finance company for $38,702. The loan calls for 60 monthly payments of $645 plus interest at 6.25%. The loan is secured by the installation vehicle purchased. The majority stockholder and an officer of the Company also guaranteed the loan. The balance outstanding was $29,944 at September 30, 2004.

On April 21, 2003, the Company entered into a loan agreement with a finance company for $34,592. The loan calls for 60 monthly payments of $571 plus interest at 6.25%. The loan is secured by the installation vehicle purchased. The majority stockholder and an officer of the Company also guaranteed the loan. The balance outstanding was $26,797 at September 30, 2004.

On May 1, 2003, the Company assumed a loan of an employee in exchange for the vehicle secured by the loan. The loan amount assumed was financed by a finance company and was for $32,005, the balance due at May 1, 2003. The loan calls for 40 additional monthly payments of $762. The loan is secured by the installation vehicle purchased. The employee of the Company is still liable for the loan. The balance outstanding was $26,673 at September 30, 2004.

On May 1, 2003, the Company entered into a loan agreement with a finance company for $40,546. The loan calls for 60 monthly payments of $676. The loan is secured by the installation vehicle purchased. The majority stockholder and an officer of the Company also guaranteed the loan. The balance outstanding was $29,734 at September 30, 2004.

In May 2003, the Company entered into a loan agreement with an individual for $90,000, effective to May 1, 2001 to purchase the Company's headquarters building in Fort Stockton, Texas. Rent paid since May 1, 2001 has been applied to the note and recorded as other income in the first quarter of 2003. The loan calls for 180 monthly payments of $900 including interest at 8.759%. The note is secured by the building. The balance outstanding was $75,297 at September 30, 2004.

In connection with the acquisition of Momentum Online Computer Services, Inc. ("Momentum") on June 1, 2003, the Company assumed the following loans:

      Line of Credit dated November 11, 2002 with a local bank for $75,000 payable on demand and if no demand is made, then on November 22, 2003. The note was renewed in December 2003 when an interest payment was made and the new maturity date is June 19, 2004. The interest rate is 8.5%. The loan is secured by all monies the Company has on deposit with the bank. The note is guaranteed by a stockholder of Momentum. The balance outstanding was $55,656 at September 30, 2004.

      A loan with an individual and stockholder for $59,250 for working capital funds advanced to Momentum since inception. The loan is due on demand with an interest rate of 8% due monthly. The note is unsecured. The balance outstanding was $54,203 at September 30, 2004.

      A loan with a finance company for $25,860 to purchase a vehicle. The loan calls for 48 monthly payments of $658 including interest at 10.2%. The installation vehicle secures the note. A stockholder and employee of the Company also guarantee the note. The balance outstanding was $4,543 at September 30, 2004.

      A loan with a bank for $54,785 to purchase equipment. The loan is due on demand and if no demand is made, in 35 monthly payments of $1,771 including interest at 10.0%. The equipment secures the note along with funds that Momentum has on deposit with the bank. A stockholder and officer of Momentum also guaranteed the note. The balance outstanding was $9,865 at September 30, 2004.

      A loan with a finance company for $13,600 to purchase equipment. The loan calls for 36 monthly payments of $465 including interest at 15.9%. The equipment secures the note. The balance outstanding was $8,566 at September 30, 2004.

Note 5. Employee Stock Option Plan and Other Employee Related Actions

In their October 1, 2003 meeting, the Board of Directors agreed to allocate 20,000,000 shares to the Employee Stock Option Plan to be established later. There have been no options issued in connection with this plan.

On July 7, 2004, certain officers of the Company contributed to the capital of the Company the number of issued and outstanding shares of the common stock, par value $0.001 per share, of the Company set forth opposite his name below. The contribution of these shares was accounted for through a reduction in the Common Stock account with a corresponding increase in Additional Paid-in Capital at par value.

              Shareholder                            Number of Shares
              -----------                            ----------------

            Alex J. Gonzalez                           13,762,122
          Joe Chris Alexander                             883,334
         Ronald J. Marosko, Jr.                           883,334
            Jaime R. Velasco                            1,100,000

On June 7, 2004, the Company entered into employment agreements with the following employees of the Company: Alex J. Gonzalez, Joe Chris Alexander, Ronald J. Marosko, Jr. and Kelly E. Simmons.

The Company approved the grant to certain of its employees of employee stock options to purchase the number of shares of Common Stock set forth opposite his name below. Each option will be exercisable as follows: (i) 25% of such option shall become exercisable on December 31, 2004, at a price of $0.25 per share;
(ii) an additional 25% of such option shall become exercisable on December 31, 2005, at a price of $0.31 per share; (iii) an additional 25% of such option shall become exercisable on December 31, 2006, at a price of $0.40 per share; and (iv) an additional 25% of such option shall become exercisable on December 31, 2007, at price of $0.50 per share. The exercise of these options will be conditioned upon the satisfaction of certain conditions set forth in each shareholder's respective option agreements.

              Shareholder                    Number of Options to be Granted
              -----------                    -------------------------------

            Alex J. Gonzalez                           13,762,122
          Joe Chris Alexander                             883,334
         Ronald J. Marosko, Jr.                           883,334
            Jaime R. Velasco                            1,100,000

Based on the provisions of APB 25, there was no intrinsic value of the options granted on July 7, 2004, and therefore, no compensation expense was recorded. The fair value of the options was approximately $2,350,000 on July 7, 2004. The fair value of the stock contributed to the Company which gave rise to the issuance of the options was approximately $2,500,000 on July 7, 2004 based on the quoted market price. As a result, there was no compensation expense associated with the granting of the options. Therefore, no disclosure is required of the pro forma information as provided for by SFAS 148. The following assumptions were used for the grant of the options to the employees to compute the fair value of the options using the Black-Scholes option-pricing model: dividend yield of 0%; expected volatility of 183.0%; risk free interest rate of 3.66%; and expected life of 5 years.

Note 6. Stockholders' Equity

In January 2004, the Company revalued the number of shares of common stock issued to stockholders in connection with certain acquisitions and investments in the Company that occurred during 2003. The original number of shares issued for these transactions in 2003 was 1,128,872. The number of shares issued as a result of this revaluation was 10,159,848, resulting in the total number of shares issued for these transactions of 11,288,720. The issuance of these shares was accounted for through an increase in the Common Stock account with a corresponding decrease in Additional Paid-in Capital at par value.

During the first quarter and second quarter of 2004, The Company issued stock for the compensation of certain legal and consulting services. The shares issued in the first quarter were 181,818, and the shares issued in the second quarter were 170,000. The services were valued at $36,364 in the first quarter, and $34,000 in the second quarter. The issuance of these shares was accounted for each quarter through an increase in the Common Stock account at par value and an increase in Additional Paid-in Capital for the remainder of the value of the services.

On July 7, 2004, certain officers of the Company contributed 16,628,790 shares of common stock to the capital of the Company. The contribution of these shares was accounted for through a reduction in the Common Stock account with a corresponding increase in Additional Paid-in Capital at par value.

In July through September 2004, the Company completed a private placement transaction in which 21,763,890 shares of common stock and warrants to purchase up to 10,881,913 shares of common stock were issued. Common stock can be purchased with these warrants for $0.15 per share. The Company received approximately $3,264,592 from this placement; the proceeds of which were used to repay the debentures plus interest mentioned above, and $865,133 was used to pay placement agent and legal fees.

Note 7. Litigation

On November 10, 2003, Momentum filed a complaint against the Company in state district court for the State of Texas in relation to the asset purchase agreement the Company entered into with Momentum on June 1, 2003. The complaint alleges the Company breached its contract as a result of the failure to deliver shares of common stock of the Company as required pursuant to the asset purchase agreement. The court issued an injunction requiring that any revenue generated from the subject assets be placed in escrow and utilized to pay any outstanding invoices in connection with the use of the assets. The assets acquired, liabilities assumed, revenue generated, and associated expenses are included in these financial statements since the acquisition date. The revenues and expenses generated by Momentum and included in the accompanying statement of operations during the nine months ended September 30, 2004 were $1,086,909 and $1,074,493, respectively. The assets and liabilities related to Momentum that are included on the balance sheet at September 30, 2004 are in the following table:

      Assets:
                        Cash                                         $   66,128
                        Accounts receivable                             133,299
                        Inventory                                        30,584
                        Equipment and furniture                         175,604
                        Other assets                                     44,600
                        Customer List                                   291,666
                        Goodwill                                      1,992,202
                                                                     ----------
                               Total Assets                          $2,734,083
                                                                     ==========
      Liabilities:
                        Accounts payable and accrued liabilities     $  225,328
                        Notes payable                                   234,724
                                                                     ----------
                               Total Liabilities                     $  460,052
                                                                     ==========

On January 6, 2004, Momentum filed for voluntary bankruptcy in Federal Bankruptcy Court. This action stopped the proceeding in state court until a hearing on the Company's holdings can be heard. On October 4, 2004, the parties appeared before a Bankruptcy Court appointed mediator, but did not resolve the dispute. There is a new hearing set by the court on December 8, but it is unclear at this point when this matter will be resolved. The Company believes that Momentum's lawsuit is without merit and intends to vigorously defend the matter.

Note 8. Going Concern

The Company has a history of losses, negative cash flows and has had some difficulty meeting the terms of some of its debt instruments. As of September 30, 2004, the Company had a working capital deficit of $673,317. The Company's continuation as a going concern depends upon its ability to attain profitable operations and to obtain additional sources of capital and financing. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. The steps that the Company is taking to alleviate the deficiency of capital includes a focus on increasing revenues, the reduction of staff, selling of unnecessary equipment such as vehicles, the implementation of new selling practices that are less expensive than traditional media marketing, and the raising of additional debt or equity capital.

Note 9. Restatement of Previously Issued Financial Statements in Form 10-QSB

The accompanying financial statements reflect a restatement of the financial statements previously issued on November 22, 2004 by the Company with the Securities and Exchange Commission on Form 10QSB for the three months and nine months ended September 30, 2004. Net loss and basic and diluted net loss per share ("LPS") as previously reported in the appropriate interim periods as reflected below have been restated to account for the non-cash transactions related to (1) common stock issued for legal services (see note 6), (2) the sale of Strategic Abstract & Title Corporation for common stock of the Company (see note 3) and (3) interest expense resulting from the discount of the convertible debentures issued with detachable warrants and their subsequent re-pricing and the beneficial conversion feature resulting from the reduction in the conversion price related to those debentures (see note 4). The effect of the restatement on net loss and basic and diluted net loss per share in previously issued financial statements for the three months ended March 31, 2004, for the three months and six months ended June 30, 2004 and for the three months and nine months ended September 30, 2004 are as follows:

                                           As Previously Reported            As Restated
                                            Net Loss        LPS         Net Loss         LPS
                                          -----------      ------     -----------      ------
Three months ended March 31, 2004           ($885,868)     ($0.01)    ($1,241,335)     ($0.02)

Three months ended June 30, 2004          ($1,040,101)     ($0.02)    ($1,330,756)     ($0.02)

Three months ended September 30, 2004     ($1,580,947)     ($0.03)      ($923,447)     ($0.02)

Six months ended June 30, 2004            ($1,925,969)     ($0.03)    ($2,572,091)     ($0.04)

Nine months ended September 30, 2004      ($4,153,038)     ($0.07)    ($3,495,538)     ($0.06)

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      We amended and restated by-laws provide that we shall indemnify our directors and officers to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware.

      Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

      Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

      Our restated certificate of incorporation also provides that no director shall be liable to us or our stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction in which the director derived an improper personal benefit.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by us. All amounts shown are estimates except the SEC registration fee.

      SEC registration fee                                               $897.65
      Transfer agent's, trustee's and depository's fees and expenses           *
      Printing and engraving expenses                                          *
      Legal fees and expenses                                                  *
      Accounting fees and expenses                                             *
      Miscellaneous                                                            *
                                                                         -------

                                 Total expenses                                *
                                                                         =======
----------
*     To be completed by amendment.

                     RECENT SALES OF UNREGISTERED SECURITIES

Issuance to Momentum Online Computer Services, Inc.

      On June 1, 2003, we entered into an agreement with Momentum Online Computer Services, Inc. to acquire all of its assets and certain of its liabilities. Pursuant to this agreement, we issued to Momentum 873,712 shares of our common stock and issued to Robert McClung, the chief executive officer of Momentum, 938,430 shares of our common stock. The assets we acquired included Internet subscribers and equipment. We are presently involved in a lawsuit and other legal matters with the former owner of Momentum over the agreement and ownership of the assets purchased on June 1, 2003.

      The issuance of shares of our common stock did not involve any public offering and therefore was exempt from registration pursuant to Section 4(2) of the Securities Act.

Issuance to Kolinek Internet service

      On June 30, 2003, the Company entered into an agreement to purchase all the assets of Kolinek Internet service for 280,480 shares of common stock. The acquisition was valued at $42,072. The original agreement called for a purchase price of 28,048 shares of common stock. The acquisition was re-evaluated in December 2003 to 280,480 shares. The assets we acquired from Kolinek included Internet subscribers and equipment.

      The issuance of shares of our common stock did not involve any public offering and therefore was exempt from registration pursuant to Section 4(2) of the Securities Act.

Issuance to Strategic Abstract & Title Corporation

      On June 30, 2003, we entered into an agreement to purchase all the assets of Strategic Abstract & Title Corporation for $4,000 and 4,166,640 shares of our common stock valued at $680,600. The original agreement called for a purchase price of 416,664 shares of common stock. The acquisition was re-evaluated in January 2004 to 4,166,640 shares. This purchase added three commercial buildings valued at $285,000 and the assets and business of Strategic Abstract. During the second quarter of 2004, we determined that the business of Strategic Abstract did not match our strategic direction. The owner of Strategic Abstract is one of our shareholders. On June 9, 2004, we bought back 3,791,210 shares of our common stock in exchange for the assets originally acquired and granted to the owner of Strategic Abstract 250,000 stock purchase warrants. The warrants have an exercise price of $0.25 per share and a term of five years.

      The issuance of shares of our common stock and the warrants did not involve any public offering and therefore was exempt from registration pursuant to Section 4(2) of the Securities Act.

Issuance to US Mex Communications and West Texas Horizons

      On or about July 1, 2003, we acquired all the outstanding shares of US Mex Communications and West Texas Horizons for 2,206,640 shares of our common stock valued at $330,996 and the assumption of $51,000 in notes payable. The note was paid in full with the December 18, 2003 notes payable. The original agreement called for a purchase price of 220,664 shares of common stock. The acquisition was re-evaluated in January 2004 to 2,206,640 shares. The acquired company sells phone cards and provides pay phone services in Southwestern Texas. All assets, liabilities and operations have been transferred to WirelessFrontier Internet, Inc. (Texas), our wholly-owned subsidiary.

      The issuance of shares of our common stock did not involve any public offering and therefore was exempt from registration pursuant to Section 4(2) of the Securities Act.

Issuance to Initial Investors

      In August 2003, we sold 8,997,894 shares of our common stock for $1,276,532 to certain investors. The original number of shares sold was 899,789; the sales were renegotiated in January 2004 to 8,997,894 shares.

      The issuance of shares of our common stock did not involve any public offering and therefore was exempt from registration pursuant to Section 4(2) of the Securities Act.

Issuance to Shareholders of Partners Alliance Group, Inc.

      On September 30, 2003, pursuant to an agreement and plan of merger with Partners Alliance Group, Inc., we issued 32,053,158 shares of our common stock in exchange for the same number of shares of Partners Alliance. As a result of this transaction, Partners Alliance became a wholly-owned subsidiary of Fremont Corporation. This combination was treated as a reverse merger whereby the acquired company is treated as the acquiring company for accounting purposes.

      The issuance of shares of our common stock did not involve any public offering and therefore was exempt from registration pursuant to Section 4(2) of the Securities Act.

Issuance to Bartell & Griffith, LTD L.L.P. d/b/a/ Xramp

      On September 30, 2003, we entered into an asset purchase agreement with Bartell & Griffith, LTD. L.L.P. d/b/a Xramp to purchase certain assets and Internet subscribers of the partnership for 294,643 shares of our common stock which was valued at $165,000 and a note for $50,000. The assets we acquired included Internet subscribers and equipment.

      The issuance of shares of our common stock did not involve any public offering and therefore was exempt from registration pursuant to Section 4(2) of the Securities Act.

Issuance to Office Products Incorporated Computer Division

      On February 9, 2004, we entered into an agreement for purchase and sale of stock with all of the shareholders of Office Products Incorporated Computer Division in exchange for $1,189,163 in stock and cash. The portion of the consideration to be paid in shares of our common stock was based on the price of our common stock on the day of payment, provided that its price was no greater than $0.75 per share. We paid 3,583,828 shares of our common stock on May 5, 2004. In this deal, we acquired assets such as Internet subscribers, furniture and equipment.

      The issuance of shares of our common stock did not involve any public offering and therefore was exempt from registration pursuant to Section 4(2) of the Securities Act.

Issuance to BCOM.NET, INC.

      On March 17, 2004, we acquired assets of BCOM.NET, INC. in exchange for 355,600 shares of our common stock valued at $293,370. The assets we acquired included Internet subscribers and equipment.

      The issuance of shares of our common stock did not involve any public offering and therefore was exempt from registration pursuant to Section 4(2) of the Securities Act.

Issuance to RayTech Internet, Inc.

      On April 5, 2004, we purchased certain assets and Internet subscribers from RayTech Internet, Inc. in exchange for 50,672 shares of our common stock and $10,000. The assets we acquired included Internet subscribers and equipment.

      The issuance of shares of our common stock did not involve any public offering and therefore was exempt from registration pursuant to Section 4(2) of the Securities Act.

Issuance of Convertible Debentures and Warrants

      In March 2004, we issued to certain investors convertible debentures in the aggregate principal amount of $1,315,000 at an interest rate of 10%, plus warrants to purchase 6,575,000 shares of our common stock at $0.10 per share. Under the terms of the debentures, these investors had the option to convert the principal balance of the debentures, in whole or in part, into shares of our common stock at a conversion price equal to $0.10 per share. These debentures matured on April 11, 2004, and we were unable to pay off the debentures at maturity. In July 2004, we agreed with the selling stockholders who were also holders of these debentures and warrants to extend the maturity of this indebtedness to August 11, 2004. In return, we agreed to reduce the conversion price of the debentures to $0.05 per share and to reduce the exercise price of their warrants to $0.05 per share. We paid off the debt of $1,315,000 and interest of $142,668 on August 6, 2004 with the proceeds of our most recent private placement transaction.

      The issuance of shares of our debentures and warrants did not involve any public offering and therefore was exempt from registration pursuant to Section 4(2) of the Securities Act.

Issuance in Recent Private Placements

      On July 23, August 4, and September 14, 2004, the Company closed its previously announced private placements of the Company's securities. The offering of units (each unit consisting of one share of common stock and a 5-year warrant to purchase 1/2 share of common stock) was conducted through Casimir Capital L.P., as placement agent. A total of 21,763,890 units were sold in the offering, at a price of $0.15 per unit, resulting in $3,264,592 of gross proceeds to the Company. The Company has issued to investors in the offering 21,763,890 shares (the "Shares") and 10,881,913 5-year warrants, which warrants are exercisable to purchase shares at $0.15 per share (the "Investor Warrants"). An additional 3,264,579 5-year warrants, exercisable at a price of $0.15 per share (the "Placement Agent Warrants"), were issued to certain designees of the placement agent. Expenses of the offering, including the placement agent's fees and non-accountable expense allowance (totaling 10% of gross proceeds) and legal, accounting and other expenses are expected to be approximately $660,000.

      The Company has obligated itself to file a registration statement with the Securities and Exchange Commission ("SEC") by October 14, 2004 for purposes of registering the Shares and the 14,146,492 shares of its common stock underlying the Investor Warrants and Placement Agent Warrants. In the event that the Company fails to timely file that registration statement, or that the registration statement does not become effective within five days of being notified that it will not be reviewed by the SEC, 90 days from the date of the filing of the registration statement or 120 days after September 14, 2004, the Company will be obliged to pay investors in the offering approximately $2,176 per day in liquidated damages until the filing or effectiveness has occurred.

      The shares of our common stock and warrants issued were exempt from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act. The private placement was conducted without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person. All of the investors were "accredited investors" within the meaning of the Securities Act.

                                    EXHIBITS

Exhibit           Description
-------           -----------

2.1               Asset Purchase Agreement between Partners Alliance Group, Inc.
                  and Todd Jagger, individually and d/b/a the Overland Network Inc., dated November 30, 2001(1)

2.2               Asset Purchase Agreement between Partners Alliance Group, Inc.
                  and William L. Brooks of Brooks Data Consultants, Inc., dated May 31, 2002(1)

2.3 Letter of Intent to enter into Stock Purchase Agreement between the Company and U.S.-MEX Communications, Inc. and West Texas Horizons, dated May 7, 2003(1)

2.4 Agreement of Reorganization between the Company and Momentum Online Computer Services, Inc., dated May 31, 2003(1)

2.5 Agreement and Plan of Merger between the Company, Fremont Corporation and Networker Systems, Inc., dated September 16, 2003(2)

2.6 Asset Purchase Agreement between the Company and Bartell & Griffith, Ltd. LLP, dated September 30, 2003(1)

2.7 Letter of Intent to enter into Asset Purchase Agreement between the Company and Kolinek Internet Service, dated June 30, 2003(1)

3.1               Articles of Incorporation (3)

3.2               Bylaws of the Company (3)

4.1               Specimen of common stock certificate*

4.2 Form of subscription agreement by and between the Company and each investor party thereto, entered into by the parties thereto as of July 23, 2004, August 4, 2004 and September 14, 2004(4)

4.3 Form of common stock purchase warrant by and between the Company and each holder thereto, issued on July 23, 2004, August 4, 2004 and September 14, 2004(4)

4.4 Form of common stock purchase warrant by and between the Company and Casimir Capital, LP, issued on July 23, 2004, August 4, 2004 and September 14, 2004(4)

4.5 Form of registration rights agreement by and between the Company and each investor party thereto, entered into by the parties thereto as of July 23, 2004, August 4, 2004 and September 14, 2004(4)

4.6 Form of Letter Agreement, dated as of July 29, 2004, by and between the holders of the convertible debentures of the Company and the Company(4)

5.1               Opinion of Kramer Levin Naftalis & Frankel, LLP+

10.1 Asset Purchase Agreement by and between Fremont Corporation and Million Treasure Limited, dated as of September 16, 2003(2)

10.2              Stock Purchase Agreement between Terry L. Vink, Kenneth M.
                  Vink, Craig Vink, Paul Marshall, Steve Black, Joe Wilson and the Company, dated February 9, 2004(1)

10.3 Asset Purchase Agreement between the Company and Bcom.net, Inc., dated March 17, 2004(1)

10.4 Asset Purchase Agreement between the Company and Raytech Internet, Inc., dated April 5, 2004(1)

10.5 Employment Agreement, dated as of June 7, 2004, by and between the Company and Alex J. Gonzalez(5)

10.6 Employment Agreement, dated as of June 7, 2004, by and between the Company and Joe Chris Alexander(5)

10.7 Employment Agreement, dated as of June 7, 2004, by and between the Company and Ronald J. Marosko, Jr. (5)

10.8 Employment Agreement, dated as of June 7, 2004, by and between the Company and Kelly E. Simmons(5)

10.9 Placement Agency Agreement, dated as of June 18, 2004, by and between the Company and Casimir Capital, LP*

10.10 Letter Agreement, dated as of July 7, 2004, by and between the Company and Alex J. Gonzalez(4)

10.11 Letter Agreement, dated as of July 7, 2004, by and between the Company and Joe Chris Alexander(4)

10.12 Letter Agreement, dated as of July 7, 2004, by and between the Company and Ronald J. Marosko, Jr.(4)

10.13 Warrant Agreement, dated as of _______, 2004, by and between the Company and Kelly E. Simmons+

10.14 Lease Agreement for the warehouse space in Fort Stockton, Texas+

10.15             Lease Agreement for the office space in Alpine, Texas+

21.1              Subsidiaries of the Company*

23.1              Consent of Pollard-Kelley Auditing Services, Inc.**

23.2              Consent of Kramer Levin Naftalis & Frankel, LLP (included in
                  Exhibit 5.1)+

24.1              Power of Attorney (included on signature page)*

----------
*     Previously filed.

**    Filed herewith.

+     To be filed by amendment.

(1) Incorporated by reference to the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2003.

(2) Incorporated by reference to the Company's current report on Form 8-K filed on January 14, 2004.

(3)   Incorporated by reference to the Company's registration statement on Form
      10.

(4) Incorporated by reference to the Company's quarterly report on Form 10-QSB for the quarter ended June 30, 2004.

(5) Incorporated by reference to the Company's current report on Form 8-K filed on June 16, 2004.

                                  UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

      provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Fort Stockton, Commonwealth of Texas, on December 27, 2004.

                                        WIRELESS FRONTIER INTERNET, INC.


                                        By: /s/ Alex J. Gonzalez
                                            ------------------------------------
                                            Alex J. Gonzalez
                                            Chairman and Chief Executive Officer

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                          Title                                         Date
---------                          -----                                         ----
/s/ Alex J. Gonzalez               Chairman and Chief Executive Officer
-------------------------          (Principal Executive Officer)                 December 27,  2004
Alex J. Gonzalez

/s/ Kelly E. Simmons               Chief Financial Officer (Principal
-------------------------          Financial and Accounting Officer)             December 27, 2004
Kelly E. Simmons

/s/ Kelly E. Simmons               Director                                      December 27, 2004
-------------------------
William Lawson Allen

/s/ Kelly E. Simmons               Director                                      December 27, 2004
-------------------------
John R. Morrow

/s/ Kelly E. Simmons                Director                                     December 27, 2004
-------------------------
Cecil George

By: /s/ Kelly E. Simmons                                                         December 27, 2004
    ---------------------
    Attorney-in-fact